Exhibit 99.4
Explanatory Note
"Item 8. Financial Statements and Supplementary Data" set forth in this Exhibit 99.4 has been recast from the "Item 8. Financial Statements and Supplementary Data" included in Part 2 of the Company’s Annual Report on Form 10-K for the year ended October 29, 2017 as filed with the U.S. Securities and Exchange Commission on December 18, 2017 to reflect changes to NCI’s reportable business segments and to apply retrospectively the adoption of the Financial Accounting Standards Board Accounting Standards Update (“ASU”) 2015-17, Balance Sheet Classification of Deferred Taxes, and ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, both of which the Company adopted in the first quarter of fiscal 2018.
Item 8. Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of NCI Building Systems, Inc.
We have audited the internal control over financial reporting of NCI Building Systems, Inc. (the “Company”) as of October 29, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the “COSO criteria”). NCI Building Systems, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. In our opinion, NCI Building Systems, Inc. maintained, in all material respects, effective internal control over financial reporting as of October 29, 2017, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of NCI Building Systems, Inc., as of October 29, 2017 and October 30, 2016 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended October 29, 2017 and our report dated December 18, 2017, except with respect to the effects of the change in the composition of reportable segments as discussed in Notes 1, 2, 4, 6 and 20, the change in presentation of deferred taxes in the consolidated balance sheets discussed in Note 3 and the change in the presentation of tax benefits associated with shared based payments in the consolidated statements of cash flows discussed in Note 3, as to which the date is August 6, 2018, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Houston, Texas
December 18, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of NCI Building Systems, Inc.
We have audited the accompanying consolidated balance sheets of NCI Building Systems, Inc. (the “Company”) as of October 29, 2017 and October 30, 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended October 29, 2017. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NCI Building Systems, Inc. as of October 29, 2017 and October 30, 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 29, 2017, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, the Company changed its method of measuring the goodwill impairment as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2017-04, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.”
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), NCI Building Systems, Inc.’s internal control over financial reporting as of October 29, 2017, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated December 18, 2017 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Houston, Texas
December 18, 2017, except with respect to the effects of the change in the composition of reportable segments as discussed in Notes 1, 2, 4, 6 and 20, the change in presentation of deferred taxes in the consolidated balance sheets discussed in Note 3 and the change in the presentation of tax benefits associated with shared based payments in the consolidated statements of cash flows discussed in Note 3, as to which the date is August 6, 2018

CONSOLIDATED STATEMENTS OF OPERATIONS
NCI BUILDING SYSTEMS, INC.

	Fiscal Year Ended
	October 29, 2017	October 30, 2016	November 1, 2015
	(In thousands, except per share data)
Sales	$1,770,278	$1,684,928	$1,563,693
Cost of sales	1,354,077	1,258,680	1,189,019
Loss (gain) on sale of assets and asset recovery	137	(1,642)	—
Fair value adjustment of acquired inventory	—	—	2,358
Gross profit	416,064	427,890	372,316
Engineering, selling, general and administrative expenses	293,145	302,551	286,840
Intangible asset amortization	9,620	9,638	16,903
Goodwill impairment	6,000	—	—
Strategic development and acquisition related costs	1,971	2,670	4,201
Restructuring and impairment charges	5,297	4,252	11,306
Gain on insurance recovery	(9,749)	—	—
Gain on legal settlements	—	—	(3,765)
Income from operations	109,780	108,779	56,831
Interest income	238	146	72
Interest expense	(28,899)	(31,019)	(28,460)
Foreign exchange gain (loss)	547	(1,401)	(2,152)
Gain from bargain purchase	—	1,864	—
Other income, net	1,472	595	499
Income before income taxes	83,138	78,964	26,790
Provision for income taxes	28,414	27,937	8,972
Net income	$54,724	$51,027	$17,818
Net income allocated to participating securities	(325)	(389)	(172)
Net income applicable to common shares	$54,399	$50,638	$17,646
Income per common share:
Basic	$0.77	$0.70	$0.24
Diluted	$0.77	$0.70	$0.24
Weighted average number of common shares outstanding:
Basic	70,629	72,411	73,271
Diluted	70,778	72,857	73,923
See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
NCI BUILDING SYSTEMS, INC.

	Fiscal Year Ended
	October 29, 2017	October 30, 2016	November 1, 2015
	(In thousands)
Comprehensive income:
Net income	$54,724	$51,027	$17,818
Other comprehensive income (loss), net of tax:
Foreign exchange translation gains (losses) and other (net of income tax of $0 in 2017, 2016 and 2015)	198	(325)	80
Unrecognized actuarial gains (losses) on pension obligation (net of income tax of ($1,805), $1,245, and ($243) in 2017, 2016 and 2015, respectively)	2,824	(1,948)	379
Other comprehensive income (loss)	3,022	(2,273)	459
Comprehensive income	$57,746	$48,754	$18,277
See accompanying notes to the consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
NCI BUILDING SYSTEMS, INC.

	October 29, 2017	October 30, 2016
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$65,658	$65,403
Restricted cash	136	310
Accounts receivable, net	199,897	182,258
Inventories, net	198,296	186,824
Income taxes receivable	3,617	982
Investments in debt and equity securities, at market	6,481	5,748
Prepaid expenses and other	31,359	29,971
Assets held for sale	5,582	4,256
Total current assets	511,026	475,752
Property, plant and equipment, net	226,995	242,212
Goodwill	148,291	154,271
Intangible assets, net	137,148	146,769
Deferred income taxes	2,544	4,300
Other assets, net	5,108	2,092
Total assets	$1,031,112	$1,025,396
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable	$440	$460
Accounts payable	147,772	142,913
Accrued compensation and benefits	59,189	72,612
Accrued interest	6,414	7,165
Other accrued expenses	102,233	103,384
Total current liabilities	316,048	326,534
Long-term debt, net of deferred financing costs of $6,857 and $8,096 on October 29, 2017 and October 30, 2016, respectively	387,290	396,051
Deferred income taxes	4,297	—
Other long-term liabilities	18,230	21,494
Total long-term liabilities	409,817	417,545
Stockholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 68,677,684 and 71,581,273 shares issued in 2017 and 2016, respectively; and 68,386,556 and 70,806,202 shares outstanding in 2017 and 2016, respectively	687	715
Additional paid-in capital	562,277	603,120
Accumulated deficit	(248,046)	(302,706)
Accumulated other comprehensive loss, net	(7,531)	(10,553)
Treasury stock, at cost (291,128 and 775,071 shares in 2017 and 2016, respectively)	(2,140)	(9,259)
Total stockholders’ equity	305,247	281,317
Total liabilities and stockholders’ equity	$1,031,112	$1,025,396
See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
NCI BUILDING SYSTEMS, INC.

	Fiscal Year Ended
	October 29, 2017	October 30, 2016	November 1, 2015
	(In thousands)
Cash flows from operating activities:
Net income	$54,724	$51,027	$17,818
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	41,318	41,924	51,392
Amortization of deferred financing costs and debt discount	1,819	1,908	1,483
Share-based compensation expense	10,230	10,892	9,379
Losses (gains) on assets, net	1,371	(2,673)	(15)
Asset impairment	—	—	5,876
Goodwill impairment	6,000	—	—
Gain on insurance recovery	(9,749)	—	—
Provision for doubtful accounts	1,948	1,343	110
Provision for deferred income taxes	866	1,318	5,368
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(19,582)	(18,141)	7,610
Inventories	(11,473)	(29,054)	4,604
Income taxes	(2,637)	(1,953)	(2,634)
Prepaid expenses and other	(2,271)	671	(267)
Accounts payable	4,858	(1,598)	11,475
Accrued expenses	(12,320)	12,656	(6,052)
Other, net	(1,228)	159	(362)
Net cash provided by operating activities	63,874	68,479	105,785
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(4,343)	(247,123)
Capital expenditures	(22,074)	(21,024)	(20,683)
Proceeds from sale of property, plant and equipment	3,197	5,417	28
Proceeds from insurance	8,593	10,000	—
Net cash used in investing activities	(10,284)	(9,950)	(267,778)
Cash flows from financing activities:
Refund of restricted cash	173	370	298
Proceeds from stock options exercised	1,651	12,612	354
Issuance of debt	—	—	250,000
Proceeds from Amended ABL facility	35,000	—	—
Payments on Amended ABL facility	(35,000)	—	—
Payments on term loan	(10,180)	(40,000)	(41,240)
Payments on note payable	(1,570)	(1,430)	(1,616)
Payment of financing costs	—	—	(9,217)
Payments related to tax withholding for share-based compensation	(2,389)	(1,141)	(3,320)
Purchases of treasury stock	(41,214)	(62,874)	—
Net cash (used in) provided by financing activities	(53,529)	(92,463)	195,259
Effect of exchange rate changes on cash and cash equivalents	194	(325)	(255)
Net increase (decrease) in cash and cash equivalents	255	(34,259)	33,011
Cash and cash equivalents at beginning of period	65,403	99,662	66,651
Cash and cash equivalents at end of period	$65,658	$65,403	$99,662
Supplemental disclosure of cash flow information:
Interest paid, net of amounts capitalized	$27,659	$28,063	$22,210
Taxes paid, net of amounts refunded	$28,980	$36,073	$7,462
See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
NCI BUILDING SYSTEMS, INC.

	Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive (Loss) Income	Treasury Stock		Stockholders’ Equity
	Shares	Amount				Shares	Amount
	(In thousands, except share data)
Balance, November 2, 2014	73,769,095	$737	$630,297	$(371,551)	$(8,739)	(238,800)	$(4,203)	$246,541
Treasury stock purchases	—	—	—	—	—	(208,626)	(3,320)	(3,320)
Issuance of restricted stock	720,655	7	(7)	—	—	—	—	—
Stock options exercised	40,000	1	353	—	—	—	—	354
Excess tax benefits from share-based compensation arrangements	—	—	745	—	—	—	—	745
Foreign exchange translation gains and other, net of taxes	—	—	—	—	80	—	—	80
Unrecognized actuarial gains on pension obligations	—	—	—	—	379	—	—	379
Share-based compensation	—	—	9,379	—	—	—	—	9,379
Net income	—	—	—	17,818	—	—	—	17,818
Balance, November 1, 2015	74,529,750	$745	$640,767	$(353,733)	$(8,280)	(447,426)	$(7,523)	$271,976
Treasury stock purchases	—	—	—	—	—	(4,589,576)	(64,015)	(64,015)
Retirement of treasury shares	(4,423,564)	(44)	(62,235)	—	—	4,423,564	62,279	—
Issuance of restricted stock	56,868	—	—	—	—	(161,633)	—	—
Stock options exercised	1,418,219	14	12,598	—	—	—	—	12,612
Excess tax shortfall from share-based compensation arrangements	—	—	(289)	—	—	—	—	(289)
Foreign exchange translation losses and other, net of taxes	—	—	—	—	(325)	—	—	(325)
Deferred compensation obligation	—	—	1,387	—	—	—	—	1,387
Unrecognized actuarial losses on pension obligations	—	—	—	—	(1,948)	—	—	(1,948)
Share-based compensation	—	—	10,892	—	—	—	—	10,892
Net income	—	—	—	51,027	—	—	—	51,027
Balance, October 30, 2016	71,581,273	$715	$603,120	$(302,706)	$(10,553)	(775,071)	$(9,259)	$281,317
Treasury stock purchases	—	—	—	—	—	(2,957,838)	(43,603)	(43,603)
Retirement of treasury shares	(3,443,448)	(34)	(50,553)	—	—	3,443,448	50,587	—
Issuance of restricted stock	356,701	4	(4)	—	—	(19,806)	—	—
Stock options exercised	182,923	2	1,651	—	—	—	—	1,653
Excess tax (shortfall) benefits from share-based compensation arrangements	—	—	1,515	—	—	—	—	1,515
Foreign exchange translation losses and other, net of taxes	—	—	(3,547)	(64)	198	—	—	(3,413)
Deferred compensation obligation	235	—	(135)	—	—	18,139	135	—
Unrecognized actuarial losses on pension obligations	—	—	—	—	2,824	—	—	2,824
Share-based compensation	—	—	10,230	—	—	—	—	10,230
Net income	—	—	—	54,724	—	—	—	54,724
Balance, October 29, 2017	68,677,684	$687	$562,277	$(248,046)	$(7,531)	(291,128)	$(2,140)	$305,247
See accompanying notes to the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION
Nature of Business
NCI Building Systems, Inc. (together with its subsidiaries, unless otherwise indicated, the “Company,” “we,” “us” or “our”) is one of North America’s largest integrated manufacturers and marketers of metal products for the nonresidential construction industry. We provide metal coil coating services and design, engineer, manufacture and market metal components and engineered building systems primarily used in nonresidential construction. We manufacture and distribute extensive lines of metal products for the nonresidential construction market under multiple brand names through a broad network of manufacturing facilities and distribution centers. We sell our products primarily for use in new construction activities and also in repair and retrofit activities, mostly in North America.
We have four operating segments: Engineered Building Systems, Metal Components, Insulated Metal Panels and Metal Coil Coating. Operating segments are defined as components of an enterprise that engage in business activities and for which discrete financial information is available that is evaluated on a regular basis by the chief operating decision maker to make decisions about how to allocate resources to the segment and assess the performance of the segment. We market the products in each of our operating segments nationwide primarily through a direct sales force and, in the case of our Engineered Building Systems segment, through authorized builder networks.
Basis of Presentation
Our consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All intercompany accounts, transactions and profits arising from consolidated entities have been eliminated in consolidation.
Fiscal Year
We use a 52/53 week fiscal year ending on the Sunday closest to October 31. The year end for fiscal 2017 is October 29, 2017. Fiscal years 2017, 2016, and 2015 were 52-week fiscal years.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a) Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Examples include provisions for bad debts and inventory reserves, accounting for business combinations, valuation of reporting units for purposes of assessing goodwill and other indefinite-lived intangible assets for impairment, valuation of asset groups for impairment testing, accruals for employee benefits, general liability insurance, warranties and certain contingencies. We base our estimates on historical experience, market participant fair value considerations, projected future cash flows, and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.
(b) Cash and Cash Equivalents.  Cash equivalents are stated at cost plus accrued interest, which approximates fair value. Cash equivalents are highly liquid debt instruments with an original maturity of three months or less and may consist of time deposits with a number of commercial banks with high credit ratings, money market instruments, certificates of deposit and commercial paper. Our policy allows us to also invest excess funds in no-load, open-end, management investment trusts (“mutual funds”). The mutual funds invest exclusively in high quality money market instruments. As of October 29, 2017, our cash and cash equivalents were only invested in cash.
(c) Accounts Receivable and Related Allowance.  We report accounts receivable net of the allowance for doubtful accounts. Trade accounts receivable are the result of sales of building systems, components and coating services to customers throughout the United States and Canada and affiliated territories, including international builders who resell to end users. Sales are primarily denominated in U.S. dollars. Credit sales do not normally require a pledge of collateral; however, various types of liens may be filed to enhance the collection process.
We establish reserves for doubtful accounts on a customer by customer basis when we believe the required payment of specific amounts owed is unlikely to occur. In establishing these reserves, we consider changes in the financial position of a customer, availability of security, lien rights and bond rights as well as disputes, if any, with our customers. Our allowance for doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. We determine past due status as of the contractual payment date. Interest on delinquent accounts receivable is included in the trade accounts receivable balance and recognized as interest income when earned and collectability is reasonably assured. Uncollectible accounts are written off when a settlement is reached for an amount that is less than the outstanding historical balance or we have exhausted all collection

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

efforts. The following table represents the rollforward of our uncollectible accounts for the fiscal years ended October 29, 2017, October 30, 2016 and November 1, 2015 (in thousands):

	October 29, 2017	October 30, 2016	November 1, 2015
Beginning balance	$7,413	$7,695	$6,076
Provision for bad debts	1,948	1,343	110
Amounts charged against allowance for bad debts, net of recoveries	(1,036)	(1,625)	(114)
Allowance for bad debts of acquired company at date of acquisition	—	—	1,623
Ending balance	$8,325	$7,413	$7,695
(d) Inventories.  Inventories are stated at the lower of cost or market value less allowance for inventory obsolescence, using First-In, First-Out Method (FIFO) for steel coils and other raw materials.
The components of inventory are as follows (in thousands):

	October 29, 2017	October 30, 2016
Raw materials	$150,919	$145,060
Work in process and finished goods	47,377	41,764
	$198,296	$186,824
The following table represents the rollforward of reserve for obsolete materials and supplies activity for the fiscal years ended October 29, 2017, October 30, 2016 and November 1, 2015 (in thousands):

	October 29, 2017	October 30, 2016	November 1, 2015
Beginning balance	$3,984	$3,749	$1,743
Provisions	1,923	1,463	943
Dispositions	(702)	(1,228)	(552)
Reserve of acquired company at date of acquisition	—	—	1,615
Ending balance	$5,205	$3,984	$3,749
The principal raw material used in the manufacturing of our Metal Components and Engineered Building Systems segments is steel which we purchase from multiple steel producers.
(e) Assets Held for Sale.  We record assets held for sale at the lower of the carrying value or fair value less costs to sell. The following criteria are used to determine if property is held for sale: (i) management has the authority and commits to a plan to sell the property; (ii) the property is available for immediate sale in its present condition; (iii) there is an active program to locate a buyer and the plan to sell the property has been initiated; (iv) the sale of the property is probable within one year; (v) the property is being actively marketed at a reasonable sale price relative to its current fair value; and (vi) it is unlikely that the plan to sell will be withdrawn or that significant changes to the plan will be made.
In determining the fair value of the assets less cost to sell, we consider factors including current sales prices for comparable assets in the area, recent market analysis studies, appraisals and any recent legitimate offers. If the estimated fair value less cost to sell of an asset is less than its current carrying value, the asset is written down to its estimated fair value less cost to sell. During fiscal 2017 and 2016, we reclassified $4.7 million and $2.9 million, respectively, from property, plant and equipment to assets held for sale for idled facilities in our Metal Components, Insulated Metal Panels and Engineering Building Systems segments that met the held for sale criteria. The total carrying value of assets held for sale (primarily representing idled facilities in our Engineered Building Systems segment) is $5.6 million and $4.3 million at October 29, 2017 and October 30, 2016, respectively. All of these assets continue to be actively marketed for sale or are under contract at October 29, 2017.
During fiscal 2017 and 2016, we sold certain idled facilities in our Engineered Building Systems segment, along with related equipment, which previously had been classified as held for sale. In connection with the sales of these assets, during fiscal 2017 and 2016, we received net cash proceeds of $3.2 million and $5.4 million, respectively, and recognized a net (loss) gain of $(0.2) million and $1.6 million, respectively, which is included in (loss) gain on sale of assets and asset recovery in the consolidated statements of operations. Certain assets held for sale are valued at fair value and are measured at fair value on a nonrecurring basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Assets held for sale are reported at fair value, if, on an individual basis, the fair value of the asset is less than cost. The fair value of assets held for sale is estimated using Level 3 inputs, such as broker quotes for like-kind assets or other market indications of a potential selling value that approximates fair value. Assets held for sale, reported at fair value less cost to sell totaled $0.5 million as of October 29, 2017.
Due to uncertainties in the estimation process, it is reasonably possible that actual results could differ from the estimates used in our historical analysis. Our assumptions about property sales prices require significant judgment because the current market is highly sensitive to changes in economic conditions. We determined the estimated fair values of assets held for sale based on current market conditions and assumptions made by management, which may differ from actual results and may result in impairments if market conditions deteriorate.
(f) Property, Plant and Equipment and Leases.  Property, plant and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are capitalized and amortized using the straight-line method over the shorter of their estimated useful lives or the term of the underlying lease. Computer software developed or purchased for internal use is depreciated using the straight-line method over its estimated useful life. Depreciation and amortization are recognized in cost of sales and engineering, selling, general and administrative expenses based on the nature and use of the underlying asset(s). Operating leases are expensed using the straight-line method over the term of the underlying lease.
Depreciation expense for fiscal 2017, 2016 and 2015 was $31.7 million, $32.3 million and $34.5 million, respectively. Of this depreciation expense, $5.8 million, $6.4 million and $7.5 million was related to computer software and equipment depreciation for fiscal 2017, 2016 and 2015.
Property, plant and equipment consists of the following (in thousands):

	October 29, 2017	October 30, 2016
Land	$18,473	$19,707
Buildings and improvements	178,019	187,173
Machinery, equipment and furniture	336,163	314,477
Transportation equipment	4,599	4,635
Computer software and equipment	117,515	114,191
Construction in progress	15,092	21,673
	669,861	661,856
Less: accumulated depreciation	(442,866)	(419,644)
	$226,995	$242,212
Estimated useful lives for depreciation are:

Buildings and improvements	15	–	39 years
Machinery, equipment and furniture	3	–	15 years
Transportation equipment	4	–	10 years
Computer software and equipment	3	–	7 years
We capitalize interest on capital invested in projects in accordance with ASC Topic 835, Interest. For fiscal 2017, 2016 and 2015, the total amount of interest capitalized was $0.2 million, $0.2 million and $0.3 million, respectively. Upon commencement of operations, capitalized interest, as a component of the total cost of the asset, is amortized over the estimated useful life of the asset.
Involuntary conversions result from the loss of an asset because of an unforeseen event (e.g., destruction due to fire). Some of these events are insurable and result in property damage insurance recovery. Amounts the Company receives from insurance carriers are net of any deductibles related to the covered event. The Company records a receivable from insurance to the extent it recognizes a loss from an involuntary conversion event and the likelihood of recovering such loss is deemed probable at the balance sheet date. To the extent that any of the Company’s insurance claim receivables are later determined not probable of recovery (e.g., due to new information), such amounts are expensed. The Company recognizes gains on involuntary conversions when the amount received from insurers exceeds the net book value of the impaired asset(s). In addition, the Company does not recognize a gain related to insurance recoveries until the contingency related to such proceeds has been resolved, through either receipt of a non-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
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refundable cash payment from the insurers or by execution of a binding settlement agreement with the insurers that clearly states that a non-refundable payment will be made. To the extent that an asset is rebuilt or new assets are acquired, the associated expenditures are capitalized, as appropriate, in the consolidated balance sheets and presented as capital expenditures in the Company’s consolidated statements of cash flows. With respect to business interruption insurance claims, the Company recognizes income only when non-refundable cash proceeds are received from insurers, which are presented in the Company’s consolidated statements of operations as a component of gross profit or operating income and in the consolidated statements of cash flows as an operating activity.
In June 2016, the Company experienced a fire at a facility in the Insulated Metal Panels segment. We estimated that fixed assets with a net book value of approximately $6.7 million were impaired as a result of the fire. During the second quarter of fiscal 2017, the Company settled the property damage claims with the insurers for actual cash value of $18.0 million. Of this amount, the Company received proceeds of $10.0 million from our insurers during the fourth quarter of fiscal 2016. The remaining $8.0 million was received in May 2017.
Approximately $8.8 million was previously recognized to offset the loss on involuntary conversion and other amounts incurred related to the incident. The remaining $9.2 million was recognized as a gain on insurance recovery in the consolidated statement of operations during the quarter ended April 30, 2017 as all contingencies were resolved.
(g) Internally Developed Software.  Internally developed software is stated at cost less accumulated amortization and is amortized using the straight-line method over its estimated useful life ranging from 3 to 7 years. Software assets are reviewed for impairment when events or circumstances indicate the carrying value may not be recoverable over the remaining lives of the assets. During the software application development stage, capitalized costs include external consulting costs, cost of software licenses and internal payroll and payroll related costs for employees who are directly associated with a software project. Upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Software maintenance, training, data conversion and business process reengineering costs are expensed in the period in which they are incurred.
(h) Goodwill and Other Intangible Assets.  We review the carrying values of goodwill and identifiable intangibles whenever events or changes in circumstances indicate that such carrying values may not be recoverable and annually for goodwill and indefinite lived intangible assets as required by ASC Topic 350, Intangibles — Goodwill and Other. This guidance provides the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, based on a review of qualitative factors, it is more likely than not that the fair value of a reporting unit is less than its carrying value, we perform a quantitative analysis. Prior to July 31, 2017, the test for impairment was a two-step process that involved comparing the estimated fair value of each reporting unit to the reporting unit’s carrying value, including goodwill. If the fair value of a reporting unit exceeded its carrying amount, the goodwill of the reporting unit was not considered impaired; therefore the second step of the impairment test would not be deemed necessary. If the carrying amount of the reporting unit exceeded its fair value, we would then perform the second step to the goodwill impairment test, which involved the determination of the fair value of a reporting unit’s assets and liabilities as if those assets and liabilities had been acquired/assumed in a business combination at the impairment testing date, to measure the amount of goodwill impairment loss to be recorded. However, with the adoption of FASB Accounting Standards Update No. 2017-04, we prospectively adopted a new accounting principle that eliminated the second step of the goodwill impairment test. Therefore, beginning with the annual goodwill impairment tests occurring on the first day of the fourth quarter of fiscal 2017, if the carrying value of a reporting unit exceeds its fair value, we measure any goodwill impairment losses as the amount by which the carrying amount of a reporting unit exceeds its fair value, not to exceed the total amount of goodwill allocated to that reporting unit.
Unforeseen events, changes in circumstances, market conditions and material differences in the value of intangible assets due to changes in estimates of future cash flows could negatively affect the fair value of our assets and result in a non-cash impairment charge. Some factors considered important that could trigger an impairment review include the following: significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of our use of acquired assets or the strategy for our overall business and significant negative industry or economic trends. We recorded a non-cash loss on goodwill impairment of $6.0 million in fiscal 2017, which is included in goodwill impairment in the consolidated statements of operations. See Note 6 — Goodwill and Other Intangible Assets.
(i) Revenue Recognition.  We recognize revenues when the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. Generally, these criteria are met at the time product is shipped or services are complete. A portion of our revenue, exclusively within our Engineered Building Systems segment, includes multiple-element revenue arrangements due to multiple deliverables. Each deliverable is generally determined based on customer-specific manufacturing and delivery requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
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Because the separate deliverables have value to the customer on a stand-alone basis, they are typically considered separate units of accounting. A portion of the entire job order value is allocated to each unit of accounting. Revenue allocated to each deliverable is recognized upon shipment. We use estimated selling price (“ESP”) based on underlying cost plus a reasonable margin to determine how to separate multiple-element revenue arrangements into separate units of accounting, and how to allocate the arrangement consideration among those separate units of accounting. We determine ESP based on our normal pricing and discounting practices.
Our sales arrangements do not include a general right of return of the delivered product(s). In certain cases, the cancellation terms of a job order provide us with the opportunity to bill for certain incurred costs. In those instances, revenue is not recognized until all revenue recognition criteria are met, including reasonable assurance of collectability.
In our Metal Coil Coating segment, our revenue activities broadly consist of cleaning, treating, painting and packaging various flat rolled metals as well as slitting and/or embossing the metal. We enter into two types of sales arrangements with our customers: toll processing sales and package sales. The primary distinction between these two arrangements relates to ownership of the underlying metal coil during treatment. In toll processing arrangements, we do not maintain ownership of the underlying metal coil during treatment and only recognize revenue for the toll processing activities, typically, cleaning, painting, slitting, embossing and packaging. In package sales arrangements, we have ownership of the metal coil during treatment and recognize revenue on both the toll processing activities and the sale of the underlying metal coil. Under either arrangement, revenue and the related direct and indirect costs are recognized when all of the recognition criteria are met, which is generally when the products are shipped to the customer.
(j) Equity Raising and Deferred Financing Costs.  Equity raising costs are recorded as a reduction to additional paid in capital upon the execution of an equity transaction. Deferred financing costs are capitalized as incurred and amortized using the straight-line method, which approximates the effective interest method, over the expected life of the associated debt. See Note 11 — Long-Term Debt and Note Payable.
(k) Cost of Sales.  Cost of sales includes the cost of inventory sold during the period, including costs for manufacturing, inbound freight, receiving, inspection, warehousing, and internal transfers less vendor rebates. Costs associated with shipping and handling our products are included in cost of sales. Cost of sales is exclusive of fair value adjustment of acquired inventory, gain on sale of assets and asset recovery, net and gain on insurance recovery because these items are shown below cost of sales on our consolidated statement of operations. Purchasing costs and engineering and drafting costs are included in engineering, selling, general and administrative expense. Purchasing costs were $3.9 million, $5.3 million and $4.6 million and engineering and drafting costs were $43.1 million, $44.2 million and $46.9 million in each of fiscal 2017, 2016 and 2015, respectively. Approximately $2.6 million and $2.6 million of these engineering, selling, general and administrative costs were capitalized and remained in inventory at the end of fiscal 2017 and 2016, respectively.
(l) Warranty.  We sell weathertightness warranties to our customers for protection from leaks in our roofing systems related to weather. These warranties range from two years to twenty years. We sell two types of warranties, standard and Single Source™, and three grades of coverage for each. The type and grade of coverage determines the price to the customer. For standard warranties, our responsibility for leaks in a roofing system begins after 24 consecutive leak-free months. For Single Source™ warranties, the roofing system must pass our inspection before warranty coverage will be issued. Inspections are typically performed at three stages of the roofing project: (i) at the project start-up; (ii) at the project mid-point; and (iii) at the project completion. These inspections are included in the cost of the warranty. If the project requires or the customer requests additional inspections, those inspections are billed to the customer. Upon the sale of a warranty, we record the resulting revenue as deferred revenue, which is included in other accrued expenses in our consolidated balance sheets. See Note 10 — Warranty.
(m) Insurance.  Group medical insurance is purchased through Blue Cross Blue Shield (“BCBS”). The plans include a Preferred Provider Organization Plan (“PPO”) and a Consumer Driven Health Plan (“CDHP”). These plans are managed-care plans utilizing networks to achieve discounts through negotiated rates with the providers within these networks. The claims incurred under these plans are self-funded for the first $355,000 of each claim. We purchase individual stop loss reinsurance to limit our claims liability to $355,000 per claim. BCBS administers all claims, including claims processing, utilization review and network access charges.
Insurance is purchased for workers compensation and employer liability, general liability, property and auto liability/auto physical damage. We utilize either deductibles or self-insurance retentions (“SIR”) to limit our exposure to catastrophic loss. The workers compensation insurance has a $250,000 per-occurrence deductible. The property and auto liability insurances have per-occurrence deductibles of $500,000 and $250,000, respectively. The general liability insurance has a $1,000,000 SIR. Umbrella insurance coverage is purchased to protect us against claims that exceed our per-occurrence or aggregate limits set forth in our respective policies. All claims are adjusted utilizing a third-party claims administrator and insurance carrier claims adjusters.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
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Each reporting period, we record the costs of our health insurance plan, including paid claims, an estimate of the change in incurred but not reported (“IBNR”) claims, taxes and administrative fees, when applicable, (collectively the “Plan Costs”) as general and administrative expenses on our consolidated statements of operations. The estimated IBNR claims are based upon (i) a recent average level of paid claims under the plan, (ii) an estimated lag factor and (iii) an estimated growth factor to provide for those claims that have been incurred but not yet reported and paid. We use an actuary to determine the claims lag and estimated liability for IBNR claims.
For workers’ compensation costs, we monitor the number of accidents and the severity of such accidents to develop appropriate estimates for expected costs to provide both medical care and indemnity benefits, when applicable, for the period of time that an employee is incapacitated and unable to work. These accruals are developed using independent third-party actuarial estimates of the expected cost for medical treatment, and length of time an employee will be unable to work based on industry statistics for the cost of similar disabilities, to include statutory impairment ratings. For general liability and automobile claims, accruals are developed based on independent third-party actuarial estimates of the expected cost to resolve each claim, including damages and defense costs, based on legal and industry trends and the nature and severity of the claim. Accruals also include estimates for IBNR claims, and taxes and administrative fees, when applicable. Each reporting period, we record the costs of our workers’ compensation, general liability and automobile claims, including paid claims, an estimate of the change in IBNR claims, taxes and administrative fees as general and administrative expenses on our consolidated statements of operations.
(n) Advertising Costs.  Advertising costs are expensed as incurred. Advertising expense was $7.1 million, $7.1 million and $8.6 million in fiscal 2017, 2016 and 2015, respectively.
(o) Impairment of Long-Lived Assets.  We assess impairment of property, plant and equipment at an asset group level in accordance with the provisions of ASC Topic 360, Property, Plant and Equipment. We assess the recoverability of the carrying amount of property, plant and equipment if certain events or changes in circumstances indicate that the carrying value of such asset groups may not be recoverable, such as a significant decrease in market value of the asset groups or a significant change in our business conditions. If we determine that the carrying value of an asset group is not recoverable based on expected undiscounted future cash flows, excluding interest charges, we record an impairment loss equal to the excess of the carrying amount of the asset group over its fair value. The fair value of an asset group is determined based on prices of similar assets adjusted for their remaining useful life. We recorded asset impairment charges of $5.8 million in fiscal 2015, which is included in restructuring and impairment charges in the consolidated statements of operations. See Note 5 — Restructuring.
(p) Share-Based Compensation.  Compensation expense is recorded for restricted stock awards under the fair value method. Compensation expense for performance stock units (“PSUs”) granted to our senior executives and Performance Share Awards granted to our key employees is recorded based on the probable outcome of the performance conditions associated with the respective shares, as determined by management. We recorded pre-tax compensation expense relating to restricted stock awards, Performance Share Awards, stock options and performance share unit awards of $10.2 million, $10.9 million and $9.4 million for fiscal 2017, 2016 and 2015, respectively. See Note 7 — Share-Based Compensation.
(q) Foreign Currency Re-measurement and Translation.  The functional currency for our Mexico operations is the U.S. dollar. Adjustments resulting from the re-measurement of the local currency financial statements into the U.S. dollar functional currency, which uses a combination of current and historical exchange rates, are included in other income in the current period. Net foreign currency re-measurement gains (losses) were $(0.3) million, $(0.8) million and $(1.8) million for the fiscal years ended October 29, 2017, October 30, 2016 and November 1, 2015, respectively.
The functional currency for our Canadian operations is the Canadian dollar. Translation adjustments resulting from translating the functional currency financial statements into U.S. dollar equivalents are reported separately in accumulated other comprehensive income in stockholders’ equity. The net foreign currency gains (losses) included in other income for the fiscal years ended October 29, 2017, October 30, 2016 and November 1, 2015 were $0.8 million, $(0.6) million and $(0.4) million, respectively. Net foreign currency translation adjustments, net of tax, and included in other comprehensive income were $0.2 million, $(0.3) million and $0.1 million for the fiscal years ended October 29, 2017, October 30, 2016 and November 1, 2015, respectively.
(r) Contingencies.  We establish reserves for estimated loss contingencies and unasserted claims when we believe a loss is probable and the amount of the loss can be reasonably estimated. Our contingent liability reserves are related primarily to litigation and environmental matters. Revisions to contingent liability reserves are reflected in income in the period in which there are changes in facts and circumstances that affect our previous assumptions with respect to the likelihood or amount of loss. Reserves for contingent liabilities are based upon our assumptions and estimates regarding the probable outcome of the matter. We estimate the probable cost by evaluating historical precedent as well as the specific facts relating to each particular contingency (including the opinion of outside advisors, professionals and experts). Should the outcome differ from our assumptions and estimates or other

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
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events result in a material adjustment to the accrued estimated reserves, revisions to the estimated reserves for contingent liabilities would be required and would be recognized in the period the new information becomes known.
(s) Income taxes.  The determination of our provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. Our provision for income taxes reflects a combination of income earned and taxed in the various U.S. federal and state, Canadian federal and provincial, Mexican federal and other jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate.
In assessing the realizability of deferred tax assets, we must consider whether it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. We consider all available evidence, both positive and negative, in determining whether a valuation allowance is required. Such evidence includes the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment, and judgment is required in considering the relative weight of negative and positive evidence.
(t) Reclassifications.  Certain reclassifications have been made to the prior period amounts in our consolidated balance sheets, consolidated cash flows and notes to the consolidated financial statements to conform to the current presentation. The net effect of these reclassifications was not material to our consolidated financial statements.
3. ACCOUNTING PRONOUNCEMENTS
Adopted Accounting Pronouncements
In June 2014, the FASB issued ASU 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. ASU 2014-12 requires that a performance target that affects vesting and could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in ASC Topic 718, Compensation - Stock Compensation, as it relates to such awards. We adopted this guidance in our first quarter in fiscal 2017 on a prospective basis. The adoption of this guidance did not have any impact on our financial position or results of operations.
In April 2015, the FASB issued ASU 2015-04, Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets. This ASU provides a practical expedient option to entities that have defined benefit plans and have a fiscal year end that does not coincide with a calendar month end. This ASU allows an entity to elect to measure defined benefit plan assets and obligations using the calendar month-end that is closest to its fiscal year end. We adopted ASU 2015-04 prospectively in our first quarter in fiscal 2017. The adoption of this standard did not have any impact on our consolidated financial statements as presented; however, the future impact of ASU 2015-04 will be dependent upon the nature of future significant events, if any, impacting the Company’s pension plans.
In April 2015, the FASB issued ASU 2015-05, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. ASU 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, the guidance specifies that the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. ASU 2015-05 further specifies that the customer should account for a cloud computing arrangement as a service contract if the arrangement does not include a software license. We adopted ASU 2015-05 in our first quarter in fiscal 2017 on a prospective basis and, the adoption of this guidance did not have a material impact on our consolidated financial statements.
In April 2015, the FASB issued ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 requires debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as a separate asset. The retrospective adoption of this guidance in the first quarter of our fiscal 2017 resulted in a reclassification of approximately $8.1 million in deferred financing costs as of October 30, 2016 associated with our Notes and Credit Agreement (as defined in Note 11—Long-Term Debt and Note Payable) from other assets to long-term debt on our consolidated balance sheets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
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In August 2015, FASB issued ASU 2015-15, Interest - Imputation of Interest (Subtopic 835-30) - Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting), to provide further clarification to ASU 2015-03 as it relates to the presentation and subsequent measurement of debt issuance costs associated with line of credit arrangements. Under this guidance, these costs may be presented as an asset and amortized ratably over the term of the line-of-credit arrangement, regardless of whether there are outstanding borrowings on the arrangement. We adopted this guidance in our first quarter in fiscal 2017 on a retrospective basis. The adoption of this guidance did not have any impact on our financial position as the deferred financing costs associated with our Amended ABL Facility (as defined herein) remain classified in other assets on the consolidated balance sheets.
In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires all deferred tax assets and liabilities to be presented on the balance sheet as noncurrent. The requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by this update. We adopted ASU 2015-17 in our first quarter in fiscal 2018 on a retrospective basis. As a result deferred tax assets of $20.1 million and $24.8 million that were presented on our October 29, 2017 and October 30, 2016 consolidated balance sheets, respectively, have been reclassified to non-current deferred tax liabilities and the remaining $2.5 million and $4.3 million deferred tax assets, respectively, have been reclassified to non-current deferred tax assets.
In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies certain aspects of the accounting for share-based payment transactions, including income tax effects, forfeitures, minimum statutory tax withholding requirements, classification as either equity or liability, and classification on the statement of cash flows. We adopted ASU 2016-09 in our first quarter in fiscal 2018. ASU 2016-09 requires all excess tax benefits and tax deficiencies be recognized as income tax expense or benefit in the income statement, thus eliminating additional paid-in capital pools. The Company applied the new standard guidance prospectively to all excess tax benefits and tax deficiencies resulting from settlements after October 29, 2017. The standard also requires a policy election to either estimate the number of awards that are expected to vest or account for forfeitures when they occur. In the first quarter of fiscal 2018, the Company recognized a cumulative effect adjustment of $1.4 million to increase accumulated deficit on a modified retrospective basis as of October 29, 2017 and has elected to account for forfeitures when they occur on a prospective basis. The standard requires that excess tax benefits should be classified along with other income tax cash flows as an operating activity on the statement of cash flows, which differs from the Company’s historical classification of the excess tax benefits as cash flow from financing activities. The Company elected to apply this provision using the retrospective transition method and reclassified $1.5 million, $(0.3) million and $0.8 million of excess tax benefits/(shortfalls) from financing activities to operating activities on the statement of cash flows for the fiscal years ended October 29, 2017, October 30, 2016 and November 1, 2015, respectively. Additionally, the standard requires cash paid by an employer when directly withholding shares for tax withholding purposes to be classified in the statement of cash flows as a financing activity. Payments for shares withheld for tax withholding purposes of $2.4 million, $1.1 million and $3.3 million are classified on the consolidated statements of cash flows for the fiscal years ended October 29, 2017, October 30, 2016 and November 1, 2015, respectively
In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU eliminates Step 2 from the goodwill impairment test and requires an entity to perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. Under this guidance, an entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. We early adopted this guidance in the fourth quarter of fiscal 2017, as permitted. See Note 6 - Goodwill and Other Intangible Assets for discussion of our annual goodwill impairment test.
Recent Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. During 2016, the FASB also issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net); ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing; ASU 2016-11, Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting; and ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients; and ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, all of which were issued to improve and clarify the guidance in ASU 2014-09. These ASUs are effective for our fiscal year ending November 3, 2019, including interim periods within that fiscal year,

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and will be adopted using either a full or modified retrospective approach. We are currently assessing the potential effects of these changes to our consolidated financial statements.
In July 2015, the FASB issues ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 requires that inventory that has historically been measured using first-in, first-out (FIFO) or average cost method should now be measured at the lower of cost and net realizable value. The update requires prospective application and is effective for our fiscal year ending October 28, 2018, including interim periods within that fiscal year. We do not expect that the adoption of this guidance will have a material impact on our consolidated financial statements.
 In February 2016, the FASB issued ASU 2016-02, Leases, which will require lessees to record most leases on the balance sheet and modifies the classification criteria and accounting for sales-type leases and direct financing leases for lessors. ASU 2016-02 is effective for our fiscal year ending November 1, 2020, including interim periods within that fiscal year. The guidance requires entities to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. We are evaluating the impact that the adoption of this guidance will have on our consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU requires an entity to measure all expected credit losses for financial assets, including trade receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Entities will now incorporate forward-looking information based on expected losses to estimate credit losses. ASU 2016-13 is effective for our fiscal year ending October 31, 2021, including interim periods within that fiscal year. We are evaluating the impact that the adoption of this ASU will have on our consolidated financial position, result of operations and cash flows.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which provides guidance on eight cash flow classification issues with the objective of reducing differences in practice. We will be required to adopt the amendments in this ASU in annual and interim periods for our fiscal year ending November 3, 2019, with early adoption permitted. Adoption is required to be on a retrospective basis, unless impracticable for any of the amendments, in which case a prospective application is permitted. We are evaluating the impact that ASU 2016-15 will have on our consolidated financial statements.
In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. We will be required to adopt the amendments in this ASU in the annual and interim periods for our fiscal year ending November 3, 2019, with early adoption permitted. The application of the amendments will require the use of a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. We are evaluating the standard and the impact it will have on our consolidated financial statements.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), which clarifies how entities should present restricted cash and restricted cash equivalents in the statement of cash flows. Entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. An entity with a material balance of restricted cash and restricted cash equivalents must disclose information about the nature of the restrictions. We will be required to adopt this guidance on a retrospective basis in the annual and interim periods for our fiscal year ending November 3, 2019, with early adoption permitted. We are evaluating the impact ASU 2016-18 will have on our consolidated financial statements.
In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This ASU adds guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the new guidance, if a single asset or group of similar identifiable assets comprise substantially all of the fair value of the gross assets acquired (or disposed of) in a transaction, the assets and related activities are not a business. Also, a minimum of an input process and a substantive process must be present and significantly contribute to the ability to create outputs in order to be considered a business. We will be required to adopt this guidance on a prospective basis in the annual and interim periods for our fiscal year ending November 3, 2019, with early adoption permitted. We are evaluating the impact ASU 2017-01 will have on our consolidated financial statements.
In March 2017, the FASB issued ASU 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which amends the requirements related to the income statement presentation of the components of net periodic benefit cost for employer sponsored defined benefit pension and other postretirement benefit plans. Under the new guidance, an entity must disaggregate and present the service cost component of net periodic benefit cost in the same income statement line items as other employee compensation costs arising from services rendered

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during the period, and only the service cost component will be eligible for capitalization. Other components of net periodic benefit cost will be presented separately from the line items that include the service cost. We will be required to adopt this guidance on a prospective basis in the annual and interim periods for our fiscal year ending November 3, 2019, with early adoption permitted. Entities must use a retrospective transition method to adopt the requirement for separate presentation of the income statement service cost and other components, and a prospective transition method to adopt the requirement to limit the capitalization of benefit cost to the service component. We are evaluating the impact of adopting this guidance.
In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, which provides clarity on the accounting for modifications of stock-based awards. We will be required to adopt this guidance on a prospective basis in the annual and interim periods for our fiscal year ending November 3, 2019 for share-based payment awards modified on or after the adoption date. We are evaluating the impact ASU 2017-09 will have on our consolidated financial statements.
4. ACQUISITIONS
Fiscal 2016 acquisition
On November 3, 2015, we acquired manufacturing operations in Hamilton, Ontario, Canada for cash consideration of $2.2 million, net of post-closing working capital adjustments. This business allows us to service customers more competitively within the Canadian and Northeastern United States insulated metal panel (“IMP”) markets. Because the business was acquired from a seller in connection with a divestment required by a regulatory authority, the fair value of the net assets acquired exceeded the purchase consideration by $1.9 million, which was recorded as a non-taxable gain from bargain purchase in the consolidated statements of operations during the first quarter of fiscal 2016.
The fair values of the assets acquired and liabilities assumed as part of this acquisition as of November 3, 2015, as determined in accordance with ASC Topic 805, were as follows (in thousands):

November 3, 2015
Current assets	$307
Property, plant and equipment	4,810
Assets acquired	5,117
Current liabilities assumed	380
Fair value of net assets acquired	4,737
Total cash consideration transferred	2,201
Deferred tax liabilities	672
Gain from bargain purchase	$(1,864)
The results of operations for this business are included in our Insulated Metal Panels segment. Pro forma financial information and other disclosures for this acquisition have not been presented as such is not material to the Company’s financial position or operating results.
5. RESTRUCTURING
As part of the plans developed in the fourth quarter of fiscal 2015 to improve engineering, selling, general and administrative (“ESG&A”) and manufacturing cost efficiency and optimize our combined manufacturing footprint, we incurred restructuring charges, primarily consisting of severance related costs of $4.7 million, including $3.2 million, $1.2 million and $0.3 million in the Engineered Building Systems segment, Metal Components segment and Corporate, respectively, for the fiscal year ended October 29, 2017.
For the fiscal year ended October 30, 2016, we incurred restructuring charges, primarily consisting of severance related costs of $3.6 million, including $1.0 million and $1.7 million in the Engineered Building Systems segment and Metal Components segment, respectively, and the remaining amount of $0.9 million at Corporate. These charges include severance related costs associated with the consolidation and closing of two manufacturing facilities in our Metal Components segment during fiscal 2016. We also incurred approximately $0.6 million of other costs associated with the restructuring actions during fiscal 2016.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

For the fiscal year ended November 1, 2015, we incurred severance and facility closure costs of $1.6 million in connection with the closing of a facility and other severance related costs of $1.2 million in our Engineered Building Systems segment. We recorded asset impairment charges of $5.8 million for asset groups for which the fair values were below their carrying amounts in our Metal Components segment. These charges are presented in restructuring and impairment charges in our consolidated statements of operations. We measured the fair value of the asset groups using Level 3 inputs, including values of like-kind assets or other market indications of a potential selling value which approximates fair value. We also incurred severance related costs of $2.0 million and $0.3 million within the Metal Components segment and Metal Coil Coating segment, respectively, primarily in an effort to streamline our management and manufacturing structure to better serve our customers. The remaining amount of costs in fiscal 2015 were incurred at corporate.
The following table summarizes our restructuring plan costs and charges related to the restructuring plans during the fiscal year ended October 29, 2017 and since inception, which are recorded in restructuring and impairment charges in the Company’s consolidated statements of operations (in thousands):

	Fiscal Year Ended	Costs Incurred To Date (since inception)
	October 29, 2017
General severance	$2,350	$9,694
Plant closing severance	1,539	3,279
Asset impairments	125	5,969
Other restructuring costs	683	1,313
Total restructuring costs	$4,697	$20,255
The following table summarizes our severance liability and cash payments made pursuant to the restructuring plans from inception through October 29, 2017 (in thousands):

	General Severance	Plant Closing Severance	Total
Balance, November 2, 2014	$—	$—	$—
Costs incurred	3,887	1,575	5,462
Cash payments	(2,941)	(1,575)	(4,516)
Accrued severance(1)	739	—	739
Balance, November 1, 2015	$1,685	$—	$1,685
Costs incurred(1)	2,725	165	2,890
Cash payments	(3,928)	(165)	(4,093)
Balance, October 30, 2016	$482	$—	$482
Costs incurred	2,350	1,539	3,889
Cash payments	(2,549)	(1,539)	(4,088)
Balance, October 29, 2017	$283	$—	$283

(1)
During the second and fourth quarters of fiscal 2015, we entered into transition and separation agreements with certain executive officers. Each terminated executive officer was entitled to severance benefit payments issuable in two installments. The termination benefits were measured initially at the separation dates based on the fair value of the liability as of the termination date and were recognized ratably over the future service period. Costs incurred during fiscal 2016 exclude $0.7 million of amortization expense associated with these termination benefits.

We expect to fully execute our plans in phases over the next 18 months and estimate that we will incur future additional restructuring charges associated with these plans. We are unable at this time to make a good faith determination of cost estimates, or ranges of cost estimates, associated with future phases of the plans or the total costs we may incur in connection with these plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

6. GOODWILL AND OTHER INTANGIBLE ASSETS
Our goodwill balance and changes in the carrying amount of goodwill by operating segment are as follows (in thousands):

	Engineered Building Systems	Metal Components	Insulated Metal Panels	Metal Coil Coating	Total
Balance, November 1, 2015	$14,310	$7,110	125,199	$11,407	$158,026
Purchase accounting adjustments(1)	—	—	(3,755)	—	(3,755)
Balance, October 30, 2016	$14,310	$7,110	121,444	11,407	$154,271
Impairment	—	—	—	(6,000)	(6,000)
Other, net	—	—	20	—	20
Balance, October 29, 2017	$14,310	$7,110	$121,464	$5,407	$148,291

(1)
Includes immaterial error corrections related to the balance sheet and statement of operations as of and for the year ended November 1, 2015. These corrections related to the fair value of liabilities assumed in the acquisition of CENTRIA and resulted in a decrease in goodwill and current liabilities of $3.8 million and $3.0 million, respectively. The impact of these error corrections on net income for the fiscal year ended October 30, 2016 was a decrease of $0.5 million ($0.8 million, before tax). Management has assessed both quantitative and qualitative factors discussed in ASC Topic 250, Accounting Changes and Error Corrections, and Staff Accounting Bulletin 1.M, Materiality (SAB Topic 1.M) to determine that the correction of these misstatements qualifies as an immaterial error correction.

In accordance with ASC Topic 350, Intangibles — Goodwill and Other, goodwill is tested for impairment at least annually at the reporting unit level, which is defined as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management. Management has determined that we have six reporting units for the purpose of allocating goodwill and the subsequent testing of goodwill for impairment. Our Engineered Building Systems segment has one reporting unit, our Metal Components segment has two reporting units, our Insulated Metal Panels segment has two reporting units and our Metal Coil Coating segment has one reporting unit with goodwill.
At the beginning of the fourth quarter of each fiscal year, we perform an annual impairment assessment of goodwill and indefinite-lived intangible assets. Additionally, we assess goodwill and indefinite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the fair value may be below the carrying value. We completed our annual impairment assessment of goodwill and indefinite-lived intangible assets as of July 31, 2017 and we elected to apply the qualitative assessment for the goodwill in certain of our reporting units within the Metal Components segment and the Engineered Building Systems segment as of July 31, 2017. Under the qualitative assessment, various events and circumstances (or factors) that would affect the estimated fair value of a reporting unit are identified (similar to impairment indicators above). These factors are then classified by the type of impact they would have on the estimated fair value using positive, neutral, and negative categories based on current business conditions. Additionally, an assessment of the level of impact that a particular factor would have on the estimated fair value is determined using relative weightings. Additionally, the Company considers the results of the most recent quantitative impairment test completed for a reporting unit and compares the weighted average cost of capital (WACC), publicly traded company multiples and observable and recent transaction multiples between the current and prior years for a reporting unit. Based on our assessment of these tests, we do not believe it is more likely than not that the fair value of these reporting units or the indefinite-lived intangible assets are less than their respective carrying amounts.
We performed a quantitative test for two reporting units within the Insulated Metal Panels segment and one reporting unit within the Metal Coil Coating segment as of July 31, 2017. We estimated the fair value of each reporting unit using projected discounted cash flows and publicly traded company multiples. To develop the projected cash flows associated with the reporting unit, we considered key factors that include assumptions regarding sales volume and prices, operating margins, capital expenditures, working capital needs and discount rates. We discounted the projected cash flows using a long-term, risk-adjusted weighted average cost of capital, which was based on our estimate of the investment returns that market participants would require for the reporting unit. We considered publicly traded company multiples for companies with operations similar to the reporting unit. Based on our completion of this test, we determined that the fair value of two of the reporting units exceeded the carrying amount and goodwill was not considered to be impaired. The July 31, 2017 goodwill impairment test indicated impairment as the carrying value of CENTRIA’s coil coating operations, included in our Metal Coil Coating segment, exceeded its fair value. As a result we recorded a non-cash charge of $6.0 million in goodwill impairment on our consolidated statements of operations for the year ended October 29, 2017. The remaining balance of goodwill on the CENTRIA coil coating reporting unit of $5.4 million is supported by future cash flows and expected synergies with our NCI coil coating operations. Further declines in estimated volume and margins of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

CENTRIA’s coil coating operations could result in additional goodwill impairments in future periods. The fair value of the reporting unit is a “Level 3” measurement as defined in Note 14.
The following table represents all our intangible assets activity for the fiscal years ended October 29, 2017 and October 30, 2016 (in thousands):

	Range of Life (Years)			October 29, 2017	October 30, 2016
Amortized intangible assets:
Cost:
Trade names		15		$29,167	$29,167
Customer lists and relationships	12	–	20	136,210	136,210
Non-competition agreements	5	–	10	8,132	8,132
Supplier relationships		3		150	150
				$173,659	$173,659
Accumulated amortization:
Trade names				$(10,713)	$(8,768)
Customer lists and relationships				(30,971)	(23,295)
Non-competition agreements				(8,132)	(8,132)
Supplier relationships				(150)	(150)
				$(49,966)	$(40,345)

Net book value				$123,693	$133,314
Indefinite-lived intangible assets:
Trade names				13,455	13,455
Total intangible assets at net book value				$137,148	$146,769
The Star and Ceco trade name assets within the Engineered Building Systems segment have an indefinite life and are not amortized, but are reviewed annually and tested for impairment. These trade names were determined to have indefinite lives due to the length of time the trade names have been in place, with some having been in place for decades. Our intention is to maintain these trade names indefinitely. We performed a quantitative assessment for the Star and Ceco trade names as of July 31, 2017. We estimated the fair value of each trade name using the relief-from-royalty method, which applies a royalty rate to projected revenue streams attributable to the trade names. To develop the respective revenue projections we considered key factors that include assumptions regarding sales volume and prices. Based on our completion of this test, we determined that the fair value of the Star and Ceco trade names exceeded the carrying amount and the intangible assets were not considered to be impaired.
All other intangible assets are amortized on a straight-line basis or a basis consistent with the expected future cash flows over their expected useful lives. As of October 29, 2017 and October 30, 2016, the weighted average amortization period for all our intangible assets was 15.0 years. Amortization expense of intangibles was $9.6 million, $9.6 million and $16.9 million for 2017, 2016 and 2015, respectively. We expect to recognize amortization expense over the next five fiscal years as follows (in thousands):

2018	$9,620
2019	9,620
2020	9,327
2021	9,064
2022	8,721
In accordance with ASC Topic 350, Intangibles — Goodwill and Other, we evaluate the remaining useful life of intangible assets on an annual basis. We also review finite-lived intangible assets for impairment when events or changes in circumstances indicate the carrying values may not be recoverable in accordance with ASC Topic 360, Property, Plant and Equipment.
7. SHARE-BASED COMPENSATION
Our 2003 Long-Term Stock Incentive Plan (“Incentive Plan”) is an equity-based compensation plan that allows for the grant of a variety of awards, including stock options, restricted stock, restricted stock units, stock appreciation rights, performance share units (“PSUs”), phantom stock awards, long-term incentive awards with performance conditions (“Performance Share Awards”)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

and cash awards. Awards are generally granted once per year, with the amounts and types of awards determined by the Compensation Committee of our Board of Directors (the “Committee”). As a general rule, option awards terminate on the earlier of (i) 10 years from the date of grant, (ii) 30 days after termination of employment or service for a reason other than death, disability or retirement, (iii) one year after death or (iv) one year for incentive stock options or five years for other awards after disability or retirement. Awards are non-transferable except by disposition on death or to certain family members, trusts and other family entities as the the Committee may approve. Awards may be paid in cash, shares of our Common Stock or a combination, in lump sum or installments and currently or by deferred payment, all as determined by the Committee.
As of October 29, 2017, and for all periods presented, our share-based awards under this plan have consisted of restricted stock grants, PSUs and stock option grants, none of which can be settled through cash payments, and Performance Share Awards. Both our stock options and restricted stock awards are subject only to vesting requirements based on continued employment at the end of a specified time period and typically vest over three to four years or earlier upon death, disability or a change in control. However, our annual restricted stock awards issued prior to December 15, 2013 also vest upon attainment of age 65 and, only in the case of certain special one-time restricted stock awards, a portion vest on termination without cause or for good reason, as defined by the agreements governing such awards. Restricted stock awards issued after December 15, 2013 do not vest upon attainment of age 65, as provided by the agreements governing such awards. The vesting of our Performance Share Awards is described below.
A total of approximately 2,287,000 and 3,000,000 shares were available at October 29, 2017 and October 30, 2016, respectively, under the Incentive Plan for the further grants of awards.
Our option awards and time-based restricted stock awards are typically subject to graded vesting over a service period, which is typically three or four years. Our performance-based and market-based restricted stock awards are typically subject to cliff vesting at the end of the service period, which is typically three years. We recognize compensation cost for these awards on a straight-line basis over the requisite service period for each annual award grant. In addition, certain of our awards provide for accelerated vesting upon qualified retirement, after a change of control or upon termination without cause or for good reason. We recognize compensation cost for such awards over the period from grant date to the date the employee first becomes eligible for retirement.
Stock Option Awards
The fair value of each option award is estimated as of the date of grant using a Black-Scholes-Merton option pricing formula. Expected volatility is based on normalized historical volatility of our stock over a preceding period commensurate with the expected term of the option. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividend yield was not considered in the option pricing formula since we do not currently pay dividends on our Common Stock and have no current plans to do so in the future.
There were 182,923, 1,418,219 and 40,000 options exercised during fiscal 2017, 2016 and 2015, respectively. Cash received from the option exercises was $1.7 million, $12.6 million and $0.4 million during fiscal 2017, 2016 and 2015, respectively. The total intrinsic value of options exercised in fiscal 2017 and 2016 was $1.4 million and $9.9 million, respectively, and was insignificant for fiscal 2015.
The weighted average assumptions for the option awards granted on December 15, 2016, December 15, 2015 and December 15, 2014 are as follows:

	December 15, 2016	December 15, 2015	December 15, 2014
Expected volatility	42.63%	43.71%	49.65%
Expected term (in years)	5.50	5.50	5.50
Risk-free interest rate	2.15%	1.77%	1.63%
During fiscal 2017, 2016 and 2015, we granted 10,424, 28,535 and 10,543 stock options, respectively, and the weighted average grant-date fair value of options granted during fiscal 2017, 2016 and 2015 was $6.59, $5.38 and $7.91, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

The following is a summary of stock option transactions during fiscal 2017, 2016 and 2015 (in thousands, except weighted average exercise prices and weighted average remaining life):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life	Aggregate Intrinsic Value
Balance, November 2, 2014	1,948	$11.05
Granted	10	17.07
Exercised	(40)	(8.85)
Cancelled	(14)	(175.08)
Balance, November 1, 2015	1,904	9.85
Granted	29	12.76
Exercised	(1,418)	(8.89)
Cancelled	(7)	(227.21)
Balance, October 30, 2016	508	10.24
Granted	11	15.70
Exercised	(183)	(9.03)
Balance, October 29, 2017	336	$11.06	3.7	$1,534
Exercisable at October 29, 2017	319	$10.79	3.5	$1,534
The following summarizes additional information concerning outstanding options at October 29, 2017 (in thousands, except weighted average remaining life and weighted average exercise prices):

Options Outstanding
Number of Options	Weighted Average Remaining Life	Weighted Average Exercise Price
310	3.4 years	$10.59
26	7.8 years	16.66
336	3.7 years	$11.06
The following summarizes additional information concerning options exercisable at October 29, 2017 (in thousands, except weighted average exercise prices):

Options Exercisable
Number of Options	Weighted Average Exercise Price
310	$10.59
9	17.37
319	$10.79
Restricted stock and performance awards
Long-term incentive awards granted to our senior executives generally have a three-year performance period. Long-term incentive awards include restricted stock units and PSUs representing 40% and 60% of the total value, respectively. The restricted stock units vest upon continued employment. Vesting of the PSUs is contingent upon continued employment and the achievement of targets with respect to the following metrics, as defined by management: (1) cumulative free cash flow (weighted 40%); (2) cumulative earnings per share (weighted 40%); and (3) total shareholder return (weighted 20%), in each case during the performance period. At the end of the performance period, the number of actual shares to be awarded varies between 0% and 200% of target amounts. The PSUs vest pro rata if an executive’s employment terminates prior to the end of the performance period due to death, disability, or termination by the Company without cause or by the executive for good reason. If an executive’s employment terminates for any other reason prior to the end of the performance period, all outstanding unvested PSUs, whether earned or unearned, will be forfeited and cancelled. If a change in control occurs prior to the end of the performance period, the PSU payout will be calculated and paid assuming that the maximum benefit had been achieved. If an executive’s employment terminates due to death or disability while any of the restricted stock is unvested, then all of the unvested restricted stock will become vested. If an executive’s employment is terminated by the Company without cause or after reaching normal retirement age, the unvested

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

restricted stock will be forfeited. If a change in control occurs prior to the end of the performance period, the restricted stock will fully vest. The fair value of the awards is based on the Company’s stock price as of the date of grant. During the fiscal years 2017, 2016 and 2015, we granted PSUs with fair values of approximately $4.6 million, $4.7 million and $3.6 million, respectively, to the Company’s senior executives.
The restricted stock units granted in December 2016 and 2015 to our senior executives vest one-third annually. For the restricted stock units granted in December 2014 to our senior executives, two-thirds vested on December 15, 2016 and one-third vested on December 15, 2017. The PSUs granted in December 2016 and 2015 to our senior executives cliff vest at the end of the three-year performance period. For the PSUs granted in December 2014 to our senior executives, one-half vested on December 15, 2016 and one-half vested on December 15, 2017.
Performance Share Awards granted to our key employees are paid 50% in cash and 50% in stock. Vesting of Performance Share Awards is contingent upon continued employment and the achievement of free cash flow and earnings per share targets, as defined by management, over a three-year period. At the end of the performance period, the number of actual shares to be awarded varies between 0% and 150% of target amounts. However, a minimum of 50% of the awards will vest upon continued employment over the three-year period if the minimum targets are not met. The Performance Share Awards vest earlier upon death, disability or a change of control. A portion of the awards also vests upon termination without cause or after reaching normal retirement age prior to the vesting date, as defined by the agreements governing such awards. The fair value of Performance Share Awards is based on the Company’s stock price as of the date of grant. The fair value and cash value of Performance Share Awards granted in fiscal 2017, 2016 and 2015 are as follows (in millions):

	Fiscal year ended
	October 29, 2017	October 30, 2016	November 1, 2015
Equity fair value	$2.0	$2.4	$1.5
Cash value	$2.0	$2.1	$1.7
On December 15, 2016, the performance period ended for certain PSUs granted to senior executives in December 2014 and the Performance Share Awards granted to key employees in December 2013. The PSUs vested at 149.3%, and resulted in the issuance of 0.1 million shares, net of shares withheld for taxes. The Performance Share Awards vested at 50.0%, and resulted in the issuance of less than 0.1 million shares, net of shares withheld for taxes.
During fiscal 2017, 2016 and 2015, we granted time-based restricted stock awards with a fair value of $4.5 million, $4.2 million and $6.8 million, respectively.
Restricted stock and performance award transactions during fiscal 2017, 2016 and 2015 were as follows (in thousands, except weighted average grant prices):

	Restricted Stock and Performance Awards
	Time-Based		Performance-Based		Market-Based
	Number of Shares	Weighted Average Grant Price	Number of Shares(1)	Weighted Average Grant Price	Number of Shares(1)	Weighted Average Grant Price
Balance, November 2, 2014	855	$15.22	117	$17.47	1,028	$11.71
Granted	410	16.60	270	17.04	45	12.76
Vested	(352)	13.11	—	—	(541)	11.71
Forfeited	(85)	23.71	(44)	16.22	(492)	11.72
Balance, November 1, 2015	828	$15.87	343	$17.19	40	$11.78
Granted	329	12.64	516	12.76	71	14.60
Vested	(335)	15.09	—	—	—	—
Forfeited	(60)	14.33	(60)	15.22	(4)	13.81
Balance, October 30, 2016	762	$14.91	799	$14.82	107	$14.02
Granted	285	15.84	362	15.70	58	16.03
Vested	(392)	15.14	(165)	16.07	—	—
Forfeited	(27)	14.41	(124)	15.88	(21)	11.51
Balance, October 29, 2017	628	$15.21	872	$14.76	144	$15.15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

(1)	The number of restricted stock shown reflects the shares that would be granted if the target level of performance is achieved. The number of shares actually issued may vary.
Share-Based Compensation Expense
Share-based compensation expense is recorded over the requisite service or performance period. For awards with performance conditions, the amount of share-based compensation expense recognized is based upon the probable outcome of the performance conditions, as defined and determined by management. We estimated a forfeiture rate of 5.0% for our non-officers and 0% for our officers in our calculation of share-based compensation expense for the fiscal years ended October 29, 2017, October 30, 2016 and November 1, 2015. These estimates are based on historical forfeiture behavior exhibited by our employees.
Share-based compensation expense as well as the unrecognized share-based compensation expense and weighted average period over which expense attributable to unvested awards will be recognized are as follows (in millions, except weighted average remaining years):

	Fiscal year ended
	October 29, 2017	October 30, 2016	November 1, 2015
Cost of goods sold	$1.0	$1.1	$1.1
Engineering, selling, general and administrative	9.2	9.8	8.3
Total recognized share-based compensation expense	$10.2	$10.9	$9.4

	Fiscal Year Ended October 29, 2017
	Unrecognized Share-Based Compensation Expense	Weighted Average Remaining Years
Stock options	0.0	0.8
Time-based restricted stock	4.8	1.8
Performance- and market-based restricted stock	6.7	1.7
Total unrecognized share-based compensation expense	$11.5
As of October 29, 2017, we do not have any amounts capitalized for share-based compensation cost in inventory or similar assets. The total income tax benefit recognized in results of operations for share-based compensation arrangements was $4.0 million, $4.2 million and $3.7 million for the fiscal years ended October 29, 2017, October 30, 2016 and November 1, 2015, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

8. EARNINGS PER COMMON SHARE
Basic earnings per common share is computed by dividing net income allocated to common shares by the weighted average number of common shares outstanding. Diluted income per common share, if applicable, considers the dilutive effect of common stock equivalents. The reconciliation of the numerator and denominator used for the computation of basic and diluted income per common share is as follows (in thousands, except per share data):

	Fiscal Year Ended
	October 29, 2017	October 30, 2016	November 1, 2015
Numerator for Basic and Diluted Earnings Per Common Share:
Net income applicable to common shares	$54,399	$50,638	$17,646
Denominator for Basic and Diluted Earnings Per Common Share:
Weighted average basic number of common shares outstanding	70,629	72,411	73,271
Common stock equivalents:
Employee stock options	124	446	652
PSUs and Performance Share Awards	25	—	—
Weighted average diluted number of common shares outstanding	70,778	72,857	73,923

Basic earnings per common share	$0.77	$0.70	$0.24
Diluted earnings per common share	$0.77	$0.70	$0.24

Incentive Plan securities excluded from dilution(1)	0	195	289

(1)	Represents securities not included in the computation of diluted earnings per common share because their effect would have been anti-dilutive.
We calculate earnings per share using the “two-class” method, whereby unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are “participating securities” and, therefore, these participating securities are treated as a separate class in computing earnings per share. The calculation of earnings per share presented here excludes the income attributable to unvested restricted stock units related to our Incentive Plan from the numerator and excludes the dilutive impact of those shares from the denominator.
9. OTHER ACCRUED EXPENSES
Other accrued expenses are comprised of the following (in thousands):

	October 29, 2017	October 30, 2016
Accrued warranty obligation and deferred warranty revenue	$27,016	$27,200
Deferred revenue	28,295	28,472
Other accrued expenses	46,922	47,712
Total other accrued expenses	$102,233	$103,384

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

10. WARRANTY
The following table represents the rollforward of our accrued warranty obligation and deferred warranty revenue activity for the fiscal years ended October 29, 2017 and October 30, 2016 (in thousands):

	October 29, 2017	October 30, 2016
Beginning balance	$27,200	$25,162
Warranties sold	2,149	3,853
Revenue recognized	(2,323)	(3,269)
Cost incurred and other	(10)	1,454
Ending balance	$27,016	$27,200
11. LONG-TERM DEBT AND NOTE PAYABLE
Debt is comprised of the following (in thousands):

	October 29, 2017	October 30, 2016
Credit Agreement, due June 2022, as amended (variable interest, at 4.24% and 4.25% on October 29, 2017 and October 30, 2016, respectively)	$144,147	$154,147
8.25% senior notes, due January 2023	250,000	250,000
Amended Asset-Based lending facility, due June 2019 (variable interest, at our option as described below)	—	—
Less: unamortized deferred financing costs(1)	6,857	8,096
Total long-term debt	$387,290	$396,051

(1)
Includes the unamortized deferred financing costs associated with the Notes and Credit Agreement. The unamortized deferred financing costs associated with the Amended ABL Facility of $0.7 million and $1.1 million as of October 29, 2017 and October 30, 2016, respectively, are classified in other assets on the consolidated balance sheets.

The scheduled maturity of our debt is as follows (in thousands):

2018	$—
2019	—
2020	—
2021	—
2022 and thereafter	394,147
$394,147
8.25% Senior Notes Due January 2023
The Company’s $250.0 million in aggregate principal amount of 8.25% senior notes due 2023 (the “Notes”) bear interest at 8.25% per annum and will mature on January 15, 2023. Interest is payable semi-annually in arrears on January 15 and July 15.
The Notes are guaranteed on a senior unsecured basis by all of the Company’s existing and future domestic subsidiaries that guarantee the Company’s obligations (including by reason of being a borrower under the senior secured asset-based revolving credit facility on a joint and several basis with the Company or a guarantor subsidiary) under the senior secured credit facilities. The Notes are unsecured senior indebtedness and rank equally in right of payment with all of the Company’s existing and future senior indebtedness and senior in right of payment to all of its future subordinated obligations. In addition, the Notes and guarantees are structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries.
The Company may redeem the Notes at any time prior to January 15, 2018, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium. In addition, prior to January 15, 2018, the Company may redeem the Notes in an aggregate principal amount of up to 40.0% of the original aggregate principal amount of the Notes with funds in an equal aggregate amount not exceeding the aggregate proceeds of one or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

more equity offerings, at a redemption price of 108.250%, plus accrued and unpaid interest, if any, to the applicable redemption date of the Notes.
On or after January 15, 2018, the Company may redeem all or a part of the Notes at redemption prices (expressed as percentages of principal amount thereof) set forth below, plus accrued and unpaid interest, if any, to the applicable redemption date of the Notes, if redeemed during the 12-month period beginning on January 15 of the year as follows:

Year	Percentage
2018	106.188%
2019	104.125%
2020	102.063%
2021 and thereafter	100.000%
Credit Agreement
The Company’s Credit Agreement provided for a term loan credit facility (“Term Loan”) in an original aggregate principal amount of $250.0 million. The Term Loan amortizes in nominal quarterly installments equal to one percent of the aggregate initial principal amount thereof per annum.
On May 2, 2017, the Company entered into Amendment No. 2 (the “Amendment”) to its existing Credit Agreement, dated as of June 22, 2012, between NCI Building Systems, Inc., as borrower, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent and the other financial institutions party thereto from time to time (as previously amended by Amendment No. 1, dated as of June 24, 2013, the “Existing Term Loan Facility” and, as amended, the “Term Loan Facility”), primarily to extend the maturity date and reduce the interest rate applicable to all of the outstanding term loans under the Term Loan Facility.
Prior to the Amendment, approximately $144.1 million of term loans (the “Existing Term Loans”) were outstanding under the Existing Term Loan Facility. Pursuant to the Amendment, certain lenders under the Existing Term Loan Facility extended their Existing Term Loans, in an aggregate amount, along with new term loans advanced by certain new lenders of approximately $144.1 million (the “New Term Loans”). The proceeds of the New Term Loans advanced by the new lenders were used to prepay in full all of the Existing Term Loans that were not extended as New Term Loans. Pursuant to the Amendment, the maturity date of the New Term Loans was extended to June 24, 2022.
Pursuant to the Amendment, the New Term Loans bear interest at a floating rate measured by reference to, at the Company’s option, either (i) an adjusted LIBOR not less than 1.00% plus a borrowing margin of 3.00% per annum or (ii) an alternate base rate plus a borrowing margin of 2.00% per annum. At October 29, 2017, the interest rate on the term loan under the Credit Agreement was 4.24%. Overdue amounts will bear interest at a rate that is 2% higher than the rate otherwise applicable.
The New Term Loans are secured by the same collateral and guaranteed by the same guarantors as the Existing Term Loans under the Existing Term Loan Facility. Voluntary prepayments under the New Term Loans are permitted at any time, in minimum principal amounts, without premium or penalty, subject to a 1.00% premium payable in connection with certain repricing transactions within the first six months. The Amendment also includes certain other changes to the Term Loan Facility.
During fiscal 2017 and 2016, the Company made voluntary prepayments of $10.0 million and $40.0 million, respectively, on the outstanding principal amount of the Term Loan. As a result of the voluntary prepayments made during the prior two fiscal periods, which were applied to the one percent per annum amortization, we are not required to make any quarterly installment payments until June 24, 2019.
Subject to certain exceptions, the Term Loan will be subject to mandatory prepayment in an amount equal to:

•	the net cash proceeds of (1) certain asset sales, (2) certain debt offerings, and (3) certain insurance recovery and condemnation events; and

•	50% of annual excess cash flow (as defined in the Credit Agreement), subject to reduction to 0% if specified leverage ratio targets are met.
The Credit Agreement contains a number of covenants that, among other things, will limit or restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, make dividends and other restricted payments, create liens securing indebtedness, engage in mergers and other fundamental transactions, enter into restrictive agreements, amend certain documents in respect of other indebtedness, change the nature of their business and engage in certain transactions with affiliates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Amended ABL Facility
The Company’s Asset-Based Lending Facility, as amended, (“Amended ABL Facility”) provides for revolving loans of up to $150 million (subject to a borrowing base), letters of credit of up to $30 million and up to $10 million for swingline borrowings. All borrowings under the Amended ABL Facility mature on June 24, 2019.
Borrowing availability under the Amended ABL Facility is determined by a monthly borrowing base collateral calculation that is based on specified percentages of the value of qualified cash, eligible inventory and eligible accounts receivable, less certain reserves and subject to certain other adjustments. At October 29, 2017 and October 30, 2016, the Company’s excess availability under the Amended ABL Facility was $140.0 million and $140.9 million, respectively. At October 29, 2017 and October 30, 2016, the Company had no revolving loans outstanding under the Amended ABL Facility. In addition, at October 29, 2017 and October 30, 2016, standby letters of credit related to certain insurance policies totaling approximately $10.0 million and $9.1 million, respectively.
The Amended ABL Facility contains a number of covenants that, among other things, limit or restrict the Company’s ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, engage in sale and leaseback transactions, prepay other indebtedness, modify organizational documents and certain other agreements, create restrictions affecting subsidiaries, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business and engage in certain transactions with affiliates.
The Amended ABL Facility includes a minimum fixed charge coverage ratio of one to one, which will apply if the Company fails to maintain a specified minimum borrowing capacity. The minimum level of borrowing capacity as of October 29, 2017 and October 30, 2016 was $21.0 million and $21.1 million, respectively. Although the Amended ABL Facility did not require any financial covenant compliance, at October 29, 2017 and October 30, 2016, the Company’s fixed charge coverage ratio as of those dates, which is calculated on a trailing twelve month basis, was 3.85:1.00 and 2.86:1.00, respectively.
Loans under the Amended ABL Facility bear interest, at our option, as follows:

(1)	Base Rate loans at the Base Rate plus a margin. The margin ranges from 0.75% to 1.25% depending on the quarterly average excess availability under such facility, and

(2)	LIBOR loans at LIBOR plus a margin. The margin ranges from 1.75% to 2.25% depending on the quarterly average excess availability under such facility.
“Base rate” is defined as the higher of the Wells Fargo Bank, N.A. prime rate or the overnight Federal Funds rate plus 0.5% and “LIBOR” is defined as the applicable London interbank offered rate adjusted for reserves.
During an event of default, loans under the Amended ABL Facility will bear interest at a rate that is 2% higher than the rate otherwise applicable.
Insurance Note Payable
As of October 29, 2017 and October 30, 2016, the Company had an outstanding note payable in the amount of $0.4 million and $0.5 million, respectively, related to financed insurance premiums. Insurance premium financings are generally secured by the unearned premiums under such policies.
12. CD&R FUNDS
On August 14, 2009, the Company entered into an Investment Agreement (as amended, the “Investment Agreement”), by and between the Company and Clayton, Dubilier & Rice Fund VIII L.P. (“CD&R Fund VIII”). In connection with the Investment Agreement and the Stockholders Agreement dated October 20, 2009 (the “Stockholders Agreement”), the CD&R Fund VIII and the Clayton, Dubilier & Rice Friends & Family Fund VIII, L.P. (collectively, the “CD&R Funds”) purchased convertible preferred stock, which was later converted to shares of our Common Stock on May 14, 2013.
On January 15, 2014, the CD&R Funds completed a registered underwritten offering, in which the CD&R Funds offered 8.5 million shares of Common Stock at a price to the public of $18.00 per share (the “2014 Secondary Offering”). The underwriters also exercised their option to purchase 1.275 million additional shares of Common Stock. The aggregate offering price for the 9.775 million shares sold in the 2014 Secondary Offering was approximately $167.6 million, net of underwriting discounts and commissions. The CD&R Funds received all of the proceeds from the 2014 Secondary Offering and no shares in the 2014 Secondary Offering were sold by NCI or any of its officers or directors (although certain of our directors are affiliated with the CD&R Funds).
On January 6, 2014, the Company entered into an agreement with the CD&R Funds to repurchase 1.15 million shares of its Common Stock at a price per share equal to the price per share paid by the underwriters to the CD&R Funds in the underwritten

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

offering (the “2014 Stock Repurchase”). The 2014 Stock Repurchase, which was completed at the same time as the 2014 Secondary Offering, represented a private, non-underwritten transaction between NCI and the CD&R Funds that was approved and recommended by the Affiliate Transactions Committee of our board of directors. Following completion of the 2014 Stock Repurchase, NCI canceled the shares repurchased from the CD&R Funds, resulting in a $19.7 million decrease in both additional paid-in capital and treasury stock during the fiscal year ended November 2, 2014.
On July 25, 2016, the CD&R Funds completed a registered underwritten offering, in which the CD&R Funds offered 9.0 million shares of our Common Stock at a price to the public of $16.15 per share (the “2016 Secondary Offering”). The underwriters also exercised their option to purchase 1.35 million additional shares of our Common Stock from the CD&R Funds. The aggregate offering price for the 10.35 million shares sold in the 2016 Secondary Offering was approximately $160.1 million, net of underwriting discounts and commissions. The CD&R Funds received all of the proceeds from the 2016 Secondary Offering and no shares in the 2016 Secondary Offering were sold by the Company or any of its officers or directors (although certain of our directors are affiliated with the CD&R Funds). In connection with the 2016 Secondary Offering and the 2016 Stock Repurchase (as defined below), we incurred approximately $0.7 million in expenses, which were included in engineering, selling, general and administrative expenses in the consolidated statements of operations for the fiscal year ended October 30, 2016.
On July 18, 2016, the Company entered into an agreement with the CD&R Funds to repurchase approximately 2.9 million shares of our Common Stock at the price per share equal to the price per share paid by the underwriters to the CD&R Funds in the underwritten offering (the “2016 Stock Repurchase”). The 2016 Stock Repurchase, which was completed concurrently with the 2016 Secondary Offering, represented a private, non-underwritten transaction between the Company and the CD&R Funds that was approved and recommended by the Affiliate Transactions Committee of our board of directors. See Note 18 — Stock Repurchase Program.
At October 29, 2017 and October 30, 2016, the CD&R Funds owned approximately 43.8% and 42.3%, respectively, of the outstanding shares of our Common Stock.
13. RELATED PARTIES
Pursuant to the Investment Agreement and the Stockholders Agreement, the CD&R Funds have the right to designate a number of directors to NCI’s board of directors that is equivalent to the CD&R Funds’ percentage interest in the Company. Among other directors appointed by the CD&R Funds, our board of directors appointed to the board of directors James G. Berges, Nathan K. Sleeper and Jonathan L. Zrebiec. Messrs. Berges, Sleeper and Zrebiec are partners of Clayton, Dubilier & Rice, LLC, (“CD&R, LLC”), an affiliate of the CD&R Funds.
As a result of their respective positions with CD&R, LLC and its affiliates, one or more of Messrs. Berges, Sleeper and Zrebiec may be deemed to have an indirect material interest in certain agreements executed in connection with the Equity Investment. Messrs. Berges, Sleeper and Zrebiec may be deemed to have an indirect material interest in the following agreements:

•
the Investment Agreement, pursuant to which the CD&R Funds acquired a 68.4% interest in the Company, CD&R Fund VIII’s transaction expenses were reimbursed and a deal fee of $8.25 million was paid to CD&R, Inc., the predecessor to the investment management business of CD&R, LLC, on October 20, 2009;

•
the Stockholders Agreement, which sets forth certain terms and conditions regarding the Equity Investment and on certain actions of the CD&R Funds and their controlled affiliates with respect to the Company, and to provide for, among other things, subscription rights, corporate governance rights and consent rights as well as other obligations and rights;

•
a Registration Rights Agreement, dated as of October 20, 2009 (the “Registration Rights Agreement”), between the Company and the CD&R Funds, pursuant to which the Company granted to the CD&R Funds, together with any other stockholder of the Company that may become a party to the Registration Rights Agreement in accordance with its terms, certain customary registration rights with respect to the shares of our Common Stock held by the CD&R Funds; and

•
an Indemnification Agreement, dated as of October 20, 2009 between the Company, NCI Group, Inc., a wholly owned subsidiary of the Company, Robertson-Ceco II Corporation, a wholly owned subsidiary of the Company, the CD&R Funds and CD&R, Inc., pursuant to which the Company, NCI Group, Inc. and Robertson-Ceco II Corporation agreed to indemnify CD&R, Inc., the CD&R Funds and their general partners, the special limited partner of CD&R Fund VIII and any other investment vehicle that is a stockholder of the Company and is managed by CD&R, Inc. or any of its affiliates, their respective affiliates and successors and assigns and the respective directors, officers, partners, members, employees, agents, representatives and controlling persons of each of them, or of their respective partners, members and controlling persons, against certain liabilities arising out of the Equity Investment and transactions in connection with the Equity

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Investment, including, but not limited to, the Credit Agreement, the Amended ABL Facility, the Exchange Offer, and certain other liabilities and claims.
14. FAIR VALUE OF FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
Fair Value of Financial Instruments
The carrying amounts of cash and cash equivalents, restricted cash, trade accounts receivable and accounts payable approximate fair value as of October 29, 2017 and October 30, 2016 because of the relatively short maturity of these instruments. The fair values of the remaining financial instruments not currently recognized at fair value on our consolidated balance sheets at the respective fiscal year ends were (in thousands):

	October 29, 2017		October 30, 2016
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Credit agreement, due June 2022	$144,147	$144,147	$154,147	$154,147
8.25% senior notes, due January 2023	$250,000	$267,500	$250,000	$272,500
The fair values of the Credit Agreement and the Notes were based on recent trading activities of comparable market instruments, which are level 2 inputs.
Fair Value Measurements
ASC Subtopic 820-10, Fair Value Measurements and Disclosures, requires us to use valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:
Level 1:  Observable inputs such as quoted prices for identical assets or liabilities in active markets.
Level 2:  Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs.
Level 3:  Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants would price the assets or liabilities.
The following is a description of the valuation methodologies used for assets and liabilities measured at fair value. There have been no changes in the methodologies used at October 29, 2017 and October 30, 2016.
Money market:  Money market funds have original maturities of three months or less. The original cost of these assets approximates fair value due to their short-term maturity.
Mutual funds:  Mutual funds are valued at the closing price reported in the active market in which the mutual fund is traded.
Assets held for sale:  Assets held for sale are valued based on current market conditions, prices of similar assets in similar condition and expected proceeds from the sale of the assets.
Deferred compensation plan liability:  Deferred compensation plan liability is comprised of phantom investments in the deferred compensation plan and is valued at the closing price reported in the active markets in which the money market and mutual funds are traded.
The following tables summarize information regarding our financial assets and liabilities that are measured at fair value on a recurring basis as of October 29, 2017 and October 30, 2016, segregated by level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

	Recurring fair value measurements
	October 29, 2017
	Level 1	Level 2	Level 3	Total
Assets:
Short-term investments in deferred compensation plan(1):
Money market	$1,114	$—	$—	$1,114
Mutual funds – Growth	958	—	—	958
Mutual funds – Blend	1,948	—	—	1,948
Mutual funds – Foreign blend	915	—	—	915
Mutual funds – Fixed income	—	1,546	—	1,546
Total short-term investments in deferred compensation plan	4,935	1,546	—	6,481
Total assets	$4,935	$1,546	$—	$6,481

Liabilities:
Deferred compensation plan liability	$—	$4,923	$—	$4,923
Total liabilities	$—	$4,923	$—	$4,923

	Recurring fair value measurements
	October 30, 2016
	Level 1	Level 2	Level 3	Total
Assets:
Short-term investments in deferred compensation plan(1):
Money market	$422	$—	$—	$422
Mutual funds – Growth	773	—	—	773
Mutual funds – Blend	3,118	—	—	3,118
Mutual funds – Foreign blend	730	—	—	730
Mutual funds – Fixed income	—	705	—	705
Total short-term investments in deferred compensation plan	5,043	705	—	5,748
Total assets	$5,043	$705	$—	$5,748

Liabilities:
Deferred compensation plan liability	$—	$3,847	$—	$3,847
Total liabilities	$—	$3,847	$—	$3,847

(1)	The unrealized holding gain (loss) was insignificant for fiscal years ended October 29, 2017 and October 30, 2016.
15. INCOME TAXES
Income tax expense is based on pretax financial accounting income. Deferred income taxes are recognized for the temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and such amounts for income tax purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

The income tax provision for the fiscal years ended 2017, 2016 and 2015, consisted of the following (in thousands):

	Fiscal Year Ended
	October 29, 2017	October 30, 2016	November 1, 2015
Current:
Federal	$23,885	$22,602	$12,366
State	3,218	3,179	336
Foreign	445	838	1,638
Total current	27,548	26,619	14,340
Deferred:
Federal	(358)	105	(5,193)
State	769	1,380	91
Foreign	455	(167)	(266)
Total deferred	866	1,318	(5,368)
Total provision	$28,414	$27,937	$8,972
The reconciliation of income tax computed at the United States federal statutory tax rate to the effective income tax rate is as follows:

	Fiscal Year Ended
	October 29, 2017	October 30, 2016	November 1, 2015
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes	3.2%	3.8%	1.6%
Production activities deduction	(3.1)%	(3.4)%	(6.4)%
Non-deductible expenses	0.9%	1.3%	4.1%
Other	(1.8)%	(1.3)%	(0.8)%
Effective tax rate	34.2%	35.4%	33.5%
Deferred income taxes reflect the net impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. The tax effects of the temporary differences for fiscal 2017 and 2016 are as follows (in thousands):

	October 29, 2017	October 30, 2016
Deferred tax assets:
Inventory obsolescence	$2,680	$2,195
Bad debt reserve	1,686	1,094
Accrued and deferred compensation	16,003	22,339
Accrued insurance reserves	1,816	2,054
Deferred revenue	10,260	10,440
Net operating loss and tax credit carryover	3,686	4,301
Depreciation and amortization	434	473
Pension	6,510	6,568
Other reserves	716	502
Total deferred tax assets	43,791	49,966
Less valuation allowance	—	(210)
Net deferred tax assets	43,791	49,756
Deferred tax liabilities:
Depreciation and amortization	(42,632)	(44,292)
U.S. tax on unremitted foreign earnings	(1,107)	(1,107)
Other	(1,805)	(58)
Total deferred tax liabilities	(45,544)	(45,457)
Total deferred tax (liability) asset, net	$(1,753)	$4,299

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

We carry out our business operations through legal entities in the U.S., Canada, Mexico and China. These operations require that we file corporate income tax returns that are subject to U.S., state and foreign tax laws. We are subject to income tax audits in these multiple jurisdictions.
As of October 29, 2017, the $3.6 million net operating loss and tax credit carryforward included $0.5 million for U.S. state loss carryforwards. The state net operating loss carryforwards will expire in 2018 to 2028, if unused. As of October 29, 2017, our foreign operations have a net operating loss carryforward of approximately $11.6 million, representing $3.1 million of the $3.6 million deferred tax asset related to net operating loss and tax credit carryovers, that will start to expire in fiscal 2026, if unused.
The following table represents the rollforward of the valuation allowance on deferred taxes activity for the fiscal years ended October 29, 2017, October 30, 2016 and November 1, 2015 (in thousands):

	October 29, 2017	October 30, 2016	November 1, 2015
Beginning balance	$210	$115	$—
(Reductions) additions	(210)	95	115
Ending balance	$—	$210	$115
Uncertain tax positions
There were no unrecognized tax benefits at October 29, 2017 and October 30, 2016. We do not anticipate any material change in the total amount of unrecognized tax benefits to occur within the next twelve months.
The following table summarizes the activity related to the Company’s unrecognized tax benefits during fiscal 2016 (in thousands):

October 30, 2016
Unrecognized tax benefits at beginning of year	$143
Reductions resulting from expiration of statute of limitations	(143)
Unrecognized tax benefits at end of year	$—
We recognize interest and penalties related to uncertain tax positions in income tax expense. To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision in the period that such determination is made. We did not have any accrued interest and penalties related to uncertain tax positions as of October 29, 2017.
We file income tax returns in the U.S. federal jurisdiction and multiple state and foreign jurisdictions. Our tax years are closed with the IRS through the year ended October 28, 2013, as the statute of limitations related to these tax years has closed. In addition, open tax years related to state and foreign jurisdictions remain subject to examination but are not considered material.
16. ACCUMULATED OTHER COMPREHENSIVE LOSS
Accumulated other comprehensive loss consists of the following (in thousands):

	October 29, 2017	October 30, 2016
Foreign exchange translation adjustments	$3	$(195)
Defined benefit pension plan actuarial losses, net of tax	(7,534)	(10,358)
Accumulated other comprehensive loss	$(7,531)	$(10,553)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

17. OPERATING LEASE COMMITMENTS
We have operating lease commitments expiring at various dates, principally for real estate, office space, office equipment and transportation equipment. Certain of these operating leases have purchase options that entitle us to purchase the respective equipment at fair value at the end of the lease. In addition, many of our leases contain renewal options at rates similar to the current arrangements. As of October 29, 2017, future minimum rental payments related to noncancellable operating leases are as follows (in thousands):

2018	$12,690
2019	7,653
2020	5,794
2021	4,212
2022	3,241
Thereafter	10,330
Rental expense incurred from operating leases, including leases with terms of less than one year, for 2017, 2016 and 2015 was $19.4 million, $17.8 million and $15.2 million, respectively.
18. STOCK REPURCHASE PROGRAM
Our board of directors authorized two stock repurchase programs during the fiscal year ended October 30, 2016, which were publicly announced on January 20, 2016 and September 8, 2016. Together, these stock repurchase programs authorized for up to an aggregate of $106.3 million of the Company’s Common Stock.
On July 18, 2016, the Company entered into an agreement with the CD&R Funds to repurchase approximately 2.9 million shares of our Common Stock for $45.0 million based on the price per share paid by the underwriters to the CD&R Funds in the 2016 Secondary Offering. The 2016 Stock Repurchase (as defined in Item 1. Business) represented a private, non-underwritten transaction between the Company and the CD&R Funds that was approved and recommended by the Affiliate Transactions Committee of our board of directors. The closing of the 2016 Stock Repurchase occurred on July 25, 2016 concurrently with the closing of the 2016 Secondary Offering. The 2016 Stock Repurchase was funded by the Company’s cash on hand.
On October 10, 2017, the Company announced that that its board of directors authorized a new stock repurchase program for up to an aggregate of $50.0 million of the Company’s Common Stock.
In addition to the 2016 Stock Repurchase, the Company repurchased 1.6 million shares of its Common Stock for $17.9 million during fiscal 2016 and 2.8 million shares of its Common Stock for $41.2 million during fiscal 2017 through open-market purchases under the authorized stock repurchase programs. As of October 29, 2017, approximately $52.2 million remains available for stock repurchases under the programs authorized in September 2016 and October 2017. The authorized programs have no time limit on their duration, but our Credit Agreement, Amended ABL Facility, and Notes apply certain limitations on our repurchase of shares of our Common Stock. The timing and method of any repurchases, which will depend on a variety of factors, including market conditions, are subject to results of operations, financial conditions, cash requirements and other factors, and may be suspended or discontinued at any time.
In addition to the Common Stock repurchases, the Company also withheld shares of restricted stock to satisfy minimum tax withholding obligations arising in connection with the vesting of restricted stock units, which are included in treasury stock purchases in the consolidated statements of stockholders’ equity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

The Company canceled 4.0 million of the total shares repurchased during fiscal 2016 as well as 0.4 million shares repurchased in prior fiscal years that had been held in treasury stock, resulting in a $62.3 million decrease in both additional paid in capital and treasury stock during the fiscal year ended October 30, 2016. During the fiscal year ended October 29, 2017, the Company canceled 3.0 million of the total shares repurchased during fiscal 2017 as well as 0.4 million shares repurchased in the prior fiscal year that had been held in treasury stock, resulting in a $50.6 million decrease in both additional paid in capital and treasury stock. Changes in treasury stock, at cost, were as follows (in thousands):

	Number of Shares	Amount
Balance, November 2, 2014	239	$4,203
Purchases	208	3,320
Balance, November 1, 2015	447	$7,523
Purchases	4,590	64,015
Issuance of restricted stock	162	—
Retirements	(4,424)	(62,279)
Balance, October 30, 2016	775	$9,259
Purchases	2,958	43,603
Issuance of restricted stock	20	—
Retirements	(3,444)	(50,587)
Deferred compensation obligation	(18)	(135)
Balance, October 29, 2017	291	$2,140
19. EMPLOYEE BENEFIT PLANS
Defined Contribution Plan — We have a 401(k) profit sharing plan (the “Savings Plan”) that allows participation for all eligible employees. The Savings Plan allows us to match between 50% and 100% of the participant’s contributions up to 6% of a participant’s pre-tax deferrals, based on a calculation of the Company’s annual return-on-assets. Contributions expense for the fiscal years ended October 29, 2017, October 30, 2016 and November 1, 2015 was $6.1 million, $5.7 million and $5.1 million, respectively, for matching contributions to the Savings Plan.
Deferred Compensation Plan — We have an Amended and Restated Deferred Compensation Plan (as amended and restated, the “Deferred Compensation Plan”) that allows our officers and key employees to defer up to 80% of their annual salary and up to 90% of their bonus on a pre-tax basis until a specified date in the future, including at or after retirement. Additionally, the Deferred Compensation Plan allows our directors to defer up to 100% of their annual fees and meeting attendance fees until a specified date in the future, including at or after retirement. The Deferred Compensation Plan also permits us to make contributions on behalf of our key employees who are impacted by the federal tax compensation limits under the NCI 401(k) plan, and to receive a restoration matching amount which, under the current NCI 401(k) terms, mirrors our 401(k) profit sharing plan matching levels based on our Company’s performance. The Deferred Compensation Plan provides for us to make discretionary contributions to employees who have elected to defer compensation under the plan. Deferred Compensation Plan participants will vest in our discretionary contributions ratably over three years from the date of each of our discretionary contributions.
On February 26, 2016, the Company amended its Deferred Compensation Plan, with an effective date of January 31, 2016, to require that amounts deferred into the Company Stock Fund remain invested in the Company Stock Fund until distribution. In accordance with the terms of the Deferred Compensation Plan, the deferred compensation obligation related to the Company’s stock may only be settled by the delivery of a fixed number of the Company’s common shares held on the participant’s behalf. The deferred compensation obligation related to the Company Stock Fund recorded within equity in additional paid-in capital on the consolidated balance sheet was $1.3 million and $1.4 million as of October 29, 2017 and October 30, 2016, respectively. Subsequent changes in the fair value of the deferred compensation obligation classified within equity are not recognized. Additionally, the Company currently holds 291,128 shares in treasury shares, relating to deferred, vested awards, until participants are eligible to receive benefits under the terms of the Deferred Compensation Plan.
As of October 29, 2017 and October 30, 2016, the liability balance of the Deferred Compensation Plan was $4.9 million and $3.8 million, respectively, and was included in accrued compensation and benefits on the consolidated balance sheets. We have not made any discretionary contributions to the Deferred Compensation Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

A rabbi trust is used to fund the Deferred Compensation Plan and an administrative committee manages the Deferred Compensation Plan and its assets. The investments in the rabbi trust were $6.5 million and $5.7 million as of October 29, 2017 and October 30, 2016, respectively. The rabbi trust investments include debt and equity securities as well as cash equivalents and are accounted for as trading securities.
Defined Benefit Plans — With the acquisition of RCC on April 7, 2006, we assumed a defined benefit plan (the “RCC Pension Plan”). Benefits under the RCC Pension Plan are primarily based on years of service and the employee’s compensation. The RCC Pension Plan is frozen and, therefore, employees do not accrue additional service benefits. Plan assets of the RCC Pension Plan are invested in broadly diversified portfolios of government obligations, mutual funds, stocks, bonds, fixed income securities, master limited partnerships and hedge funds. In accordance with ASC Topic 805, we quantified the projected benefit obligation and fair value of the plan assets of the RCC Pension Plan and recorded the difference between these two amounts as an assumed liability.
As a result of the CENTRIA Acquisition on January 16, 2015, we assumed noncontributory defined benefit plans covering certain hourly employees (the “CENTRIA Benefit Plans”). Benefits under the CENTRIA Benefit Plans are calculated based on fixed amounts for each year of service rendered. CENTRIA also sponsors postretirement medical and life insurance plans that cover certain of its employees and their spouses (the “OPEB Plans”). The contributions to the OPEB Plans by retirees vary from none to 25% of the total premiums paid. Plan assets of the CENTRIA Benefit Plans are invested in broadly diversified portfolios of equity mutual funds, international equity mutual funds, bonds, mortgages and other funds. Currently, our policy is to fund the CENTRIA Benefit Plans as required by minimum funding standards of the Internal Revenue Code. In accordance with ASC Topic 805, we remeasured the projected benefit obligation and fair value of the plan assets of the CENTRIA Benefits Plans and OPEB Plans. The difference between the two amounts was recorded as an assumed liability.
In addition to the CENTRIA Benefit Plans, CENTRIA contributes to a multi-employer plan, the Steelworkers Pension Trust. The minimum required annual contribution to this plan is $0.3 million. The current contract expires on June 1, 2019. If we were to withdraw our participation from this multi-employer plan, CENTRIA may be required to pay a withdrawal liability representing an amount based on the underfunded status of the plan. The plan is not significant to the Company’s consolidated financial statements.
We refer to the RCC Pension Plan and the CENTRIA Benefit Plans collectively as the “Defined Benefit Plans” in this Note.
Assumptions—Weighted average actuarial assumptions used to determine benefit obligations were as follows:

	October 29, 2017		October 30, 2016
	Defined Benefit Plans	OPEB Plans	Defined Benefit Plans	OPEB Plans
Discount rate	3.64%	3.40%	3.64%	3.25%
Weighted average actuarial assumptions used to determine net periodic benefit cost (income) were as follows:

	October 29, 2017		October 30, 2016
	Defined Benefit Plans	OPEB Plans	Defined Benefit Plans	OPEB Plans
Discount rate	3.64%	3.25%	4.18%	3.75%
Expected return on plan assets	6.18%	n/a	6.16%	n/a
Health care cost trend rate-initial	n/a	7.00%	n/a	9.00%
Health care cost trend rate-ultimate	n/a	5.00%	n/a	5.00%
The basis used to determine the overall expected long-term asset return assumption for the Defined Benefit Plans for fiscal 2016 was a 10-year forecast of expected return based on the target asset allocation for the plans. The weighted average expected return for the portfolio over the forecast period is 6.18%, net of investment related expenses, and taking into consideration historical experience, anticipated asset allocations, investment strategies and the views of various investment professionals.
The health care cost trend rate for the OPEB Plans was assumed at 6.5% beginning in fiscal 2018, 6.0% for years 2019 to 2024, 5.5% for years 2025 to 2035, 5.0% for years 2036 to 2051 and approximately 4.0% per year thereafter.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Funded status—The changes in the projected benefit obligation, plan assets and funded status, and the amounts recognized on our consolidated balance sheets were as follows (in thousands):

	October 29, 2017			October 30, 2016
Change in projected benefit obligation	Defined Benefit Plans	OPEB Plans	Total	Defined Benefit Plans	OPEB Plans	Total
Accumulated benefit obligation	$56,378	$7,698	$64,076	$58,551	$8,347	$66,898
Projected benefit obligation – beginning of fiscal year	$58,551	$8,347	$66,898	$58,403	$7,590	$65,993
Interest cost	2,055	257	2,312	2,354	261	2,615
Service cost	97	36	133	137	34	171
Benefit payments	(3,681)	(546)	(4,227)	(3,708)	(450)	(4,158)
Plan amendments	275	—	275	—	—	—
Actuarial (gains) losses	(919)	(396)	(1,315)	1,365	912	2,277
Projected benefit obligation – end of fiscal year	$56,378	$7,698	$64,076	$58,551	$8,347	$66,898

	October 29, 2017			October 30, 2016
Change in plan assets	Defined Benefit Plans	OPEB Plans	Total	Defined Benefit Plans	OPEB Plans	Total
Fair value of assets – beginning of fiscal year	$46,160	$—	$46,160	$47,295	$—	$47,295
Actual return on plan assets	5,022	—	5,022	883	—	883
Company contributions	2,044	546	2,590	1,690	450	2,140
Benefit payments	(3,681)	(546)	(4,227)	(3,708)	(450)	(4,158)
Fair value of assets – end of fiscal year	$49,545	$—	$49,545	$46,160	$—	$46,160

	October 29, 2017			October 30, 2016
Funded status	Defined Benefit Plans	OPEB Plans	Total	Defined Benefit Plans	OPEB Plans	Total
Fair value of assets	$49,545	$—	$49,545	$46,160	$—	$46,160
Benefit obligation	56,378	7,698	64,076	58,551	8,347	66,898
Funded status	$(6,833)	$(7,698)	$(14,531)	$(12,391)	$(8,347)	$(20,738)
Benefit obligations in excess of fair value of assets of $14.5 million and $20.7 million as of October 29, 2017 and October 30, 2016, respectively, are included in other long-term liabilities on the consolidated balance sheets.
Plan assets—The investment policy is to maximize the expected return for an acceptable level of risk. Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

As of October 29, 2017 and October 30, 2016, the weighted average asset allocations by asset category for the Defined Benefit Plans were as follows (in thousands):

Investment type	October 29, 2017	October 30, 2016
Equity securities	58%	45%
Debt securities	35%	37%
Master limited partnerships	3%	4%
Cash and cash equivalents	1%	5%
Real estate	2%	5%
Other	1%	4%
Total	100%	100%
The principal investment objectives are to ensure the availability of funds to pay pension and postretirement benefits as they become due under a broad range of future economic scenarios, to maximize long-term investment return with an acceptable level of risk based on our pension and postretirement obligations, and to be sufficiently diversified across and within the capital markets to mitigate the risk of adverse or unexpected results from one security class will not have an unduly detrimental. Each asset class has broadly diversified characteristics. Decisions regarding investment policy are made with an understanding of the effect of asset allocation on funded status, future contributions and projected expenses.
The plans strive to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. We regularly review our actual asset allocation and the investments are periodically rebalanced to our target allocation when considered appropriate. We have set the target asset allocation for the RCC Pension Plan as follows: 45% US bonds, 17% large cap US equities, 13% foreign equity, 5% master limited partnerships, 2% commodity futures, 4% real estate investment trusts, 8% emerging markets and 6% small cap US equities. The CENTRIA Benefit Plans have a target asset allocation of approximately 50%-80% equities and 20%-50% fixed income.
The fair values of the assets of the Defined Benefit Plans at October 29, 2017 and October 30, 2016, by asset category and by levels of fair value, as further defined in Note 14 — Fair Value of Financial Instruments and Fair Value Measurements were as follows (in thousands):

	October 29, 2017			October 30, 2016
Asset category	Level 1	Level 2	Total	Level 1	Level 2	Total
Cash	$463	$—	$463	$2,186	$—	$2,186
Mutual funds:
Growth funds	7,262	—	7,262	5,705	—	5,705
Real estate funds	1,236	—	1,236	2,245	—	2,245
Commodity linked funds	544	—	544	1,780	—	1,780
Equity income funds	4,767	—	4,767	3,700	—	3,700
Index funds	2,763	110	2,873	2,156	54	2,210
International equity funds	260	1,726	1,986	225	1,271	1,496
Fixed income funds	1,723	1,739	3,462	1,577	2,095	3,672
Master limited partnerships	1,506	—	1,506	2,033	—	2,033
Government securities	—	6,400	6,400	—	5,955	5,955
Corporate bonds	—	7,301	7,301	—	7,315	7,315
Common/collective trusts	—	11,745	11,745	—	7,863	7,863
Total	$20,524	$29,021	$49,545	$21,607	$24,553	$46,160

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Net periodic benefit cost (income)—The components of the net periodic benefit cost (income) were as follows (in thousands):

	October 29, 2017		October 30, 2016		November 1, 2015
	Defined Benefit Plans	OPEB Plans	Defined Benefit Plans	OPEB Plans	Defined Benefit Plans	OPEB Plans
Interest cost	$2,055	$257	$2,354	$261	$2,382	$218
Service cost	97	36	137	34	115	22
Expected return on assets	(2,798)	—	(2,979)	—	(3,045)	—
Amortization of prior service credit	(9)	—	(9)	—	(9)	—
Amortization of net actuarial loss	1,374	—	1,170	—	1,443	—
Net periodic benefit cost (income)	$719	$293	$673	$295	$886	$240
The amounts in accumulated other comprehensive income that have not yet been recognized as components of net periodic benefit income are as follows (in thousands):

	October 29, 2017			October 30, 2016
	Defined Benefit Plans	OPEB Plans	Total	Defined Benefit Plans	OPEB Plans	Total
Unrecognized net actuarial loss (gain)	$11,468	$375	$11,843	$15,985	$771	$16,756
Unrecognized prior service credit	252	—	252	(33)	—	(33)
Total	$11,720	$375	$12,095	$15,952	$771	$16,723
Unrecognized actuarial losses (gains), net of income tax, of $(2.8) million and $1.9 million during fiscal 2017 and 2016, respectively, are included in other comprehensive income (loss) in the consolidated statements of comprehensive income (loss).
The changes in plan assets and benefit obligation recognized in other comprehensive income are as follows (in thousands):

	October 29, 2017		October 30, 2016		November 1, 2015
	Defined Benefit Plans	OPEB Plans	Defined Benefit Plans	OPEB Plans	Defined Benefit Plans	OPEB Plans
Net actuarial gain (loss)	$3,144	$396	$(3,443)	$(911)	$(834)	$140
Amortization of net actuarial loss	1,374	—	1,170	—	1,443	—
Amortization of prior service cost (credit)	(9)	—	(9)	—	(9)	—
New prior service cost	(276)	—	—	—	—	—
Total recognized in other comprehensive income (loss)	$4,233	$396	$(2,282)	$(911)	$600	$140
The estimated amortization for the next fiscal year for amounts reclassified from accumulated other comprehensive income into the consolidated income statement is as follows (in thousands):

	October 29, 2017
	Defined Benefit Plans	OPEB Plans	Total
Amortization of prior service credit	$123	$—	$123
Amortization of net actuarial loss	991	—	991
Total estimated amortization	$1,114	$—	$1,114
Actuarial gains and losses are amortized using the corridor method based on 10% of the greater of the projected benefit obligation or the market related value of assets over the average remaining service period of active employees.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

We expect to contribute $2.6 million to the Defined Benefit Plans in fiscal 2018. We expect the following benefit payments to be made (in thousands):

Fiscal years ending	Defined Benefit Plans	OPEB Plans	Total
2018	$4,136	$784	$4,920
2019	4,124	785	4,909
2020	4,022	730	4,752
2021	3,991	652	4,643
2022	3,934	540	4,474
2023 - 2027	18,607	2,031	20,638
20. OPERATING SEGMENTS
Operating segments are defined as components of an enterprise that engage in business activities and by which discrete financial information is available that is evaluated on a regular basis by the chief operating decision maker to make decisions about how to allocate resources to the segment and assess the performance of the segment. On February 22, 2018, the Company announced changes to NCI’s reportable business segments, effective January 28, 2018, starting with the first quarter of fiscal 2018, to align with changes in how the Company manages its business, reviews operating performance and allocates resources. We have revised our segment reporting to represent how we now manage our business, recasting prior periods to conform to the current segment presentation.
We have four operating segments: Engineered Building Systems; Metal Components; Insulated Metal Panels; and Metal Coil Coating. All operating segments operate primarily in the nonresidential construction market. Sales and earnings are influenced by general economic conditions, the level of nonresidential construction activity, metal roof repair and retrofit demand and the availability and terms of financing available for construction. Products of our operating segments use similar basic raw materials enabling us to leverage our supply chain. The Metal Coil Coating segment consists of cleaning, treating, painting and slitting continuous steel coils before the steel is fabricated for use by construction and industrial users. The Metal Components segment products include metal roof and wall panels, doors, metal partitions, metal trim, and other related accessories. The Insulated Metal Panels segment produces panels consisting of rigid foam encased between two sheets of coated metal in a variety of modules, lengths and reveal combinations which are used in architectural, commercial, industrial and cold storage market applications. The Engineered Building Systems segment manufactures custom designed and engineered products such as structural frames, Long Bay® Systems, metal roofing and wall systems, and the related value-added engineering and drafting, to provide customers a complete building envelope solution. The operating segments follow the same accounting policies used for our consolidated financial statements.
We evaluate a segment’s performance based primarily upon operating income before corporate expenses. Intersegment sales are recorded based on standard material costs plus a standard markup to cover labor and overhead and consist of (i) structural framing provided by the Engineered Building Systems segment to the Metal Components segment; (ii) building components provided by the Metal Components and Insulated Metal Panels segment to the Engineered Building Systems segment; and (iii) hot-rolled, light gauge painted and slit material and other services provided by the Metal Coil Coating segment to the Engineered Building Systems, Metal Components and Insulated Metal Panels segments.
Corporate assets consist primarily of cash but also include deferred financing costs, deferred taxes and property, plant and equipment associated with our headquarters in Houston, Texas. These items (and income and expenses related to these items) are not allocated to the operating segments. Corporate unallocated expenses include share-based compensation expenses, and executive, legal, finance, tax, treasury, human resources, information technology, purchasing, marketing and corporate travel expenses. Additional unallocated amounts include interest income, interest expense and other (expense) income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

The following table represents summary financial data attributable to these operating segments for the periods indicated (in thousands):

	Fiscal Year Ended
	October 29, 2017	October 30, 2016	November 1, 2015
Total sales:
Engineered Building Systems	$693,980	$672,235	$667,166
Metal Components	636,661	586,690	534,192
Insulated Metal Panels	441,404	396,327	348,164
Metal Coil Coating	368,880	346,348	313,213
Intersegment sales	(370,647)	(316,672)	(299,042)
Total net sales	$1,770,278	$1,684,928	$1,563,693
External sales:
Engineered Building Systems	$659,863	$652,471	$647,881
Metal Components	544,669	495,020	450,555
Insulated Metal Panels	372,304	347,771	300,195
Metal Coil Coating	193,442	189,666	165,062
Total net sales	$1,770,278	$1,684,928	$1,563,693
Operating income (loss):
Engineered Building Systems	$41,388	$62,046	$51,410
Metal Components	78,768	70,742	42,999
Insulated Metal Panels	47,932	24,620	3,319
Metal Coil Coating	21,459	32,422	23,303
Corporate	(79,767)	(81,051)	(64,200)
Total operating income	$109,780	$108,779	$56,831
Unallocated other expense	(26,642)	(29,815)	(30,041)
Income before income taxes	$83,138	$78,964	$26,790
Depreciation and amortization:
Engineered Building Systems	$9,014	$9,767	$10,224
Metal Components	5,324	4,944	4,826
Insulated Metal Panels	17,907	17,862	27,396
Metal Coil Coating	8,243	8,284	7,892
Corporate	830	1,067	1,054
Total depreciation and amortization expense	$41,318	$41,924	$51,392

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

	Fiscal Year Ended
	October 29, 2017	October 30, 2016	November 1, 2015
Capital expenditures:
Engineered Building Systems	$5,533	$7,571	$6,053
Metal Components	5,708	3,245	7,413
Insulated Metal Panels	5,731	4,744	1,464
Metal Coil Coating	3,376	2,949	3,547
Corporate	1,726	2,515	2,206
Total capital expenditures	$22,074	$21,024	$20,683
Property, plant and equipment, net:
Engineered Building Systems	$46,620	$50,862	$51,196
Metal Components	49,016	49,654	51,764
Insulated Metal Panels	70,853	76,899	85,169
Metal Coil Coating	50,855	54,407	57,971
Corporate	9,651	10,390	11,792
Total property, plant and equipment, net	$226,995	$242,212	$257,892
Total assets:
Engineered Building Systems	$195,426	$194,190	$191,379
Metal Components	186,369	172,048	159,810
Insulated Metal Panels	380,308	388,183	388,100
Metal Coil Coating	175,046	181,497	179,199
Corporate	93,963	89,478	130,829
	$1,031,112	$1,025,396	$1,049,317
The following table represents summary financial data attributable to various geographic regions for the periods indicated (in thousands):

	Fiscal Year Ended
	October 29, 2017	October 30, 2016	November 1, 2015
Total sales:
United States of America	$1,666,645	$1,589,479	$1,469,495
Canada	73,090	61,781	72,567
China	8,923	6,733	2,734
Mexico	4,910	4,060	5,686
All other	16,710	22,875	13,211
Total net sales	$1,770,278	$1,684,928	$1,563,693
Long-lived assets:
United States of America	$493,203	$523,134	$562,443
Canada	8,180	9,247	90
China	448	170	309
Mexico	10,603	10,701	9,471
Total long-lived assets	$512,434	$543,252	$572,313
Sales are determined based on customers’ requested shipment location.
21. CONTINGENCIES
As a manufacturer of products primarily for use in nonresidential building construction, the Company is inherently exposed to various types of contingent claims, both asserted and unasserted, in the ordinary course of business. As a result, from time to time, the Company and/or its subsidiaries become involved in various legal proceedings or other contingent matters arising from

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

claims, or potential claims. The Company insures against these risks to the extent deemed prudent by its management and to the extent insurance is available. Many of these insurance policies contain deductibles or self-insured retentions in amounts the Company deems prudent and for which the Company is responsible for payment. In determining the amount of self-insurance, it is the Company’s policy to self-insure those losses that are predictable, measurable and recurring in nature, such as claims for automobile liability and general liability. The Company regularly reviews the status of on-going proceedings and other contingent matters along with legal counsel. Liabilities for such items are recorded when it is probable that the liability has been incurred and when the amount of the liability can be reasonably estimated. Liabilities are adjusted when additional information becomes available. Management believes that the ultimate disposition of these matters will not have a material adverse effect on the Company’s results of operations, financial position or cash flows. However, such matters are subject to many uncertainties and outcomes are not predictable with assurance.
22. QUARTERLY RESULTS (Unaudited)
Shown below are selected unaudited quarterly data (in thousands, except per share data):

	First Quarter	Second Quarter		Third Quarter	Fourth Quarter
FISCAL YEAR 2017
Sales	$391,703	$420,464		$469,385	$488,726
Gross profit	$83,951	$100,839		$114,969	$116,305
Net income	$2,039	$16,974		$18,221	$17,490
Net income allocated to participating securities	$(8)	$(115)		$(102)	$(78)
Net income applicable to common shares	$2,031	$16,859	(4)	$18,119	$17,412	(5)
Income per common share:(1)(2)
Basic	$0.03	$0.24		$0.26	$0.25
Diluted	$0.03	$0.24		$0.25	$0.25

FISCAL YEAR 2016
Sales	$370,014	$372,247		$462,353	$480,314
Gross profit	$89,716	$89,375		$127,951	$120,849
Net income	$5,892	$2,420		$23,715	$19,001
Net income allocated to participating securities	$(57)	$(23)		$(165)	$(105)
Net income applicable to common shares	$5,835	$2,397		$23,550	$18,896	(3)
Income per common share:(1)(2)
Basic	$0.08	$0.03		$0.32	$0.27
Diluted	$0.08	$0.03		$0.32	$0.27

(1)
The sum of the quarterly income per share amounts may not equal the annual amount reported, as per share amounts are computed independently for each quarter and for the full year based on the respective weighted average common shares outstanding.

(2)	Excludes net income allocated to participating securities. The participating securities are treated as a separate class in computing earnings per share (see Note 8 — Earnings per Common Share).

(3)	The fourth quarter of fiscal 2016 includes the correction of a prior period accounting error of $0.5 million ($0.8 million, before tax). See Note 6 — Goodwill and Other Intangible Assets.

(4)	The second quarter of fiscal 2017 includes the gain on insurance recovery of $5.9 million ($9.6 million before tax). See Note 2 — Summary of Significant Accounting Policies.

(5)	The fourth quarter of fiscal 2017 includes a non-cash goodwill impairment charge of $3.7 million ($6.0 million before tax). See Note 6 — Goodwill and Other Intangible Assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

The quarterly income before income taxes were impacted by the following special income (expense) items:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
FISCAL YEAR 2017
Goodwill impairment	$—	$—	$—	$(6,000)
Restructuring charges	(2,264)	(315)	(1,009)	(1,710)
Strategic development and acquisition related costs	(357)	(124)	(1,297)	(193)
(Loss) on sale of assets and asset recovery	—	(137)	—	—
Gain on insurance recovery	—	9,601	148	—
Unreimbursed business interruption costs	—	(191)	(235)	(28)
Total special charges in income before income taxes	$(2,621)	$8,834	$(2,393)	$(7,931)

FISCAL YEAR 2016
Restructuring charges	$(1,510)	$(1,149)	$(778)	$(815)
Strategic development and acquisition related costs	(681)	(579)	(819)	(590)
Gain (loss) on sale of assets and asset recovery	725	927	52	(62)
Gain from bargain purchase	1,864	—	—	—
Total special charges in income before income taxes	$398	$(801)	$(1,545)	$(1,467)
23. SUBSEQUENT EVENTS
On December 11, 2017, the CD&R funds completed a registered underwritten offering of 7,150,000.00 shares of the Company’s Common Stock at a price to the public of $19.36 per share (the “2017 Secondary Offering”). Pursuant to the underwriting agreement, at the CD&R Funds request, the Company purchased 1.15 million of the 7.15 million shares of the Common Stock from the underwriters in the 2017 Secondary Offering at a price per share equal to the price at which the underwriters purchased the shares from the CD&R Funds. The total amount the Company spent on these repurchases was $22.3 million. Following the closing of the 2017 Stock Repurchase, the CD&R Funds own approximately 34.7%.
In addition to the shares the Company purchased in connection with the 2017 Secondary Offering, during fiscal 2018 through December 18, 2017, the Company has repurchased 1.5 million shares of its Common Stock for $24.4 million through open-market purchases under the authorized stock repurchase program. As of December 18, 2017, approximately $5.6 million remains available for stock repurchases under the program authorized in October 2017.